                                                                   EXHIBIT 10.17










                                  L E A S E

                           APGM LIMITED PARTNERSHIP

                                   LANDLORD


                                     AND


                               [NEW LLC ENTITY]

                                    TENANT


                DATED AS OF __________________________, 199__

                              TABLE OF CONTENTS

ARTICLE                                                                    PAGE
-------                                                                    ----
1    LEASED PROPERTY.....................................................    5

2    TERM................................................................    6
     2.1   Initial Term..................................................    6
     2.2   Extended Terms................................................    6

3    RENT................................................................    6
     3.1   Rent..........................................................    6
     3.2   Annual Base Rent..............................................    6
     3.3   Additional Rent...............................................    7
           3.3.1  Quarterly Calculation and Payment of Additional Rent...    7
           3.3.2  Annual Reconciliation..................................    7
           3.3.3  Record-keeping.........................................    7
           3.3.4  Audits.................................................    8
     3.4   Additional Charges............................................    9
     3.5   Late Payment of Rent..........................................    9
     3.6   Net Lease.....................................................   10

4    IMPOSITIONS.........................................................   10
     4.1   Payment of Impositions........................................   10
     4.2   Information and Reporting.....................................   10
     4.3   Assessment Challenges.........................................   11
     4.4   Prorations....................................................   11
     4.5   Refunds.......................................................   11
     4.6   Utility Charges...............................................   11
     4.7   Assessment Districts..........................................   11

5    TENANT WAIVERS......................................................   11
     5.1   No Termination, Abatement, Etc................................   11
     5.2   Condition of the Leased Property..............................   12

6    OWNERSHIP OF PROPERTY...............................................   13
     6.1   Leased Property...............................................   13
     6.2   Landlord's Personal Property..................................   13
     6.3   Tenant's Personal Property....................................   13
     6.4   Purchase of Tenant's Personal Property........................   14
     6.5   Removal of Personal Property..................................   15
     6.6   Landlord's Waivers............................................   15
     6.7   Collateral....................................................   15

ARTICLE                                                                     PAGE
-------                                                                     ----
7    USE OF LEASED PROPERTY...............................................   16
     7.1    Use...........................................................   16
     7.2    Specific Prohibited Uses......................................   17
     7.3    Landlord to Grant Easements, Etc..............................   17

8    HAZARDOUS MATERIALS..................................................   18
     8.1    Tenant Covenant - Operation of the Leased Property............   18
     8.2    Remediation...................................................   18
     8.3    Environmental Indemnification.................................   18
     8.4    Survival of Indemnification Obligations.......................   19
     8.5    Environmental Violations at Expiration or
            Termination of Lease..........................................   19

9    MAINTENANCE AND REPAIR...............................................   20
     9.1    Tenant's Sole Obligation - General............................   20
     9.2    Leased Improvements Maintenance...............................   20
     9.3    Golf Course Maintenance.......................................   21
     9.4    Waiver of Statutory Obligations...............................   21
     9.5    Mechanic's Liens..............................................   21
     9.6    Surrender of Leased Property..................................   21
     9.7    Transfer of Operating Permits.................................   21

10   TENANT'S IMPROVEMENTS................................................   22
     10.1   Tenant's Right to Construct...................................   22
     10.2   Scope of Right................................................   22
     10.3   Cooperation of Landlord.......................................   23
     10.4   Commencement of Construction..................................   23
     10.5   Rights in Tenant Improvements.................................   24

11   LIENS, ENCROACHMENTS AND OTHER TITLE MATTERS.........................   24
     11.1   Liens.........................................................   24
     11.2   Encroachments and Other Title Matters.........................   25

12   PERMITTED CONTESTS...................................................   26

13   INSURANCE............................................................   27
     13.1   General Insurance Requirements................................   27
     13.2   Replacement Cost..............................................   30
     13.3   Waiver of Subrogation.........................................   30
     13.4   Form Satisfactory, Etc........................................   30
     13.5   Change in Limits..............................................   31
     13.6   Blanket Policy................................................   31

ARTICLE                                                                     PAGE
-------                                                                     ----
14   APPLICATION OF INSURANCE PROCEEDS....................................   31
     14.1   Insurance Proceeds............................................   31
            14.1.1  Disbursement of Property Insurance Proceeds...........   32
            14.1.2  Excess Property Insurance Proceeds....................   33
            14.1.3  Delivery of Insurance Proceeds........................   33
     14.2   Reconstruction Covered by Insurance...........................   34
            14.2.1  Destruction Rendering Facility Unsuitable
                    for its Primary Use...................................   34
            14.2.2  Destruction Not Rendering Facility Unsuitable
                    for its Primary Use...................................   34
            14.2.3  Costs of Repair.......................................   34
     14.3   Reconstruction Not Covered by Insurance.......................   34
     14.4   No Abatement of Rent..........................................   34
     14.5   Waiver........................................................   35
     14.6   Damage Near End of Term.......................................   35

15   CONDEMNATION.........................................................   35
     15.1   Total Taking..................................................   35
     15.2   Partial Taking................................................   35
     15.3   Restoration...................................................   35
     15.4   Award Distribution............................................   36
     15.5   Temporary Taking..............................................   36

16   EVENTS OF DEFAULT....................................................   36
     16.1   Events of Default.............................................   36
     16.2   Payment of Costs..............................................   39
     16.3   Exceptions....................................................   39
     16.4   Certain Remedies..............................................   39
     16.5   Damages.......................................................   39
     16.6   Additional Remedies...........................................   40
     16.7   Appointment of Receiver.......................................   40
     16.8   Waiver........................................................   40
     16.9   Application of Funds..........................................   40

17   LANDLORD'S RIGHT TO CURE TENANT'S DEFAULT............................   41

18   OPERATIONS/CAPITAL EXPENDITURES......................................   41
     18.1   Annual Plan...................................................   41
     18.2   Funding of Capital Expenditure Reserve Account................   42

19   LEGAL REQUIREMENTS...................................................   43

20   HOLDING OVER.........................................................   43

ARTICLE                                                                     PAGE
-------                                                                     ----
21   UPREIT UNITS/REIT SHARES/LETTER OF CREDIT/SECURITY DEPOSIT............  44
     21.1   Security Deposit...............................................  44
     21.2   Officer's Certificate/Audit....................................  44
     21.3   Terms of Letter of Credit......................................  45
     21.4   Draws Against Letter of Credit/Alternative Security;
            Application of Proceeds........................................  45
     21.5   Renewal of Letter of Credit....................................  46
     21.6   Other Security.................................................  46

22   IMPOUNDS..............................................................  46

23   INDEMNIFICATION; RISK OF LOSS.........................................  47
     23.1   Tenant's Indemnification of Landlord...........................  47
     23.2   Landlord's Indemnification of Tenant...........................  48
     23.3   Mechanics of Indemnification...................................  48
     23.4   Survival of Indemnification Obligations........................  48

24   SUBLETTING AND ASSIGNMENT.............................................  49
     24.1   Prohibition Against Subletting and Assignment..................  49
     24.2   Changes in Control.............................................  49
            24.2.1  Financial Covenants....................................  50
            24.2.2  Operating Standards....................................  50
     24.3   Subleases......................................................  50
            24.3.1  Permitted Subleases....................................  50
            24.3.2  Terms of Sublease......................................  51
            24.3.3  Copies.................................................  51
            24.3.4  Assignment of Rights in Subleases......................  51
            24.3.5  Licenses, Etc..........................................  52
     24.4   Assignment.....................................................  52
     24.5   REIT Limitations...............................................  52
     24.6   Existing Leases and Licenses...................................  53

25   OFFICER'S CERTIFICATES AND OTHER STATEMENTS...........................  53
     25.1   Officer's Certificates.........................................  53
     25.2   Financial Reporting............................................  54
            25.2.1   Monthly Financial Information.........................  54
            25.2.2   Quarter Financial Information.........................  54
            25.2.3   Annual Financial Statements...........................  55
            25.2.4   Other Information.....................................  55
            25.2.5   Standard Reporting Format.............................  55
     25.3   Environmental Statements.......................................  55

ARTICLE                                                                    PAGE
-------                                                                    ----
26   LANDLORD MORTGAGES..................................................   56
     26.1    Landlord May Grant Liens....................................   56
     26.2    Tenant's Non-Disturbance Rights.............................   56
     26.3    Breach by Landlord..........................................   56
     26.4    Facility Mortgage Protection................................   57

27   MISCELLANEOUS.......................................................   57
     27.1    Landlord's Right to Inspect.................................   57
     27.2    No Waiver...................................................   57
     27.3    Remedies Cumulative.........................................   57
     27.4    Acceptance of Surrender.....................................   58
     27.5    No Merger of Title..........................................   58
     27.6    Conveyance by Landlord......................................   58
     27.7    Quiet Enjoyment.............................................   58
     27.8    Notices.....................................................   58
     27.9    Survival of Claims..........................................   58
     27.10   Invalidity of Terms or Provisions...........................   58
     27.11   Prohibition Against Usury...................................   59
     27.12   Amendments to Lease.........................................   59
     27.13   Successors and Assigns......................................   59
     27.14   Titles......................................................   59
     27.15   Governing Law...............................................   59
     27.16   Memorandum of Lease.........................................   59
     27.17   Attorneys' Fees.............................................   59
     27.18   Non-Recourse as to Landlord.................................   59
     27.19   No Relationship.............................................   60
     27.20   Signs; Reletting............................................   60
     27.21   Resort and Golf Course Names................................   60
     27.22   Audit Dispute Resolution....................................   60
     27.23   Standard of Consent/Approval................................   60
     27.24   Interest on Payments Due Tenant.............................   61

28   RIGHT OF FIRST OFFER................................................   61
     28.1    Exercise of First Offer Right...............................   61
     28.2    Further Documentation.......................................   62
     28.3    Purchase Price..............................................   62
     28.4    Mechanics of Purchase.......................................   62
     28.5    REIT Qualification Limitation...............................   63
     28.6    Effectiveness of First Offer Right..........................   63

EXHIBITS:

EXHIBIT A  -    Defined Terms: Interpretation
EXHIBIT B  -    Legal Description of the Land
EXHIBIT C  -    Intentionally Omitted
EXHIBIT D  -    Operating Standards
EXHIBIT E  -    Intentionally Omitted
EXHIBIT F  -    Annual Base Rent Schedule
EXHIBIT G  -    Baseline Year Revenue Schedule
EXHIBIT H  -    Standard Reporting Format

                                    LEASE


     THIS LEASE ("Lease"), dated ______________________, 199__ , is entered into by and between APGM LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and __________________________________________________________ ,
a(n) __________________ limited liability company ("Tenant"). This Lease consists of the Basic Lease Provisions, the Detailed Lease Provisions and Exhibits A through H, all of which are incorporated herein by this reference. Capitalized terms used herein have the meanings assigned to such terms in Exhibit A.


                            BASIC LEASE PROVISIONS

      1.   ADDITIONAL RENT:  Means the amount, if any, by which (a) the sum of:

           (i) the Applicable Percentage of the amount by which Room Revenue for any Fiscal Year exceeds Baseline Rooms Revenue;

           (ii) the Applicable Percentage of the amount by which Golf Course Revenue for any Fiscal Year exceeds the Baseline Golf Course Revenue; and

           (iii) the Applicable Percentage of the amount by which FB&M Revenue for any Fiscal Year exceeds the Baseline FB&M Revenue,

      exceeds (b) the Base Rent Escalation for such Fiscal Year. (See Section
      3.3 of the Detailed Lease Provisions.)

      2.   ADDRESS FOR PAYMENTS:

           Landlord:

                 APGM Limited Partnership
                 c/o Arnold Palmer Golf
                 Building 106, Montgomery Street
                 Presidio Main Post, P.O. Box 29355
                 San Francisco, California 94129

                 (See Section 3.1 of the Detailed Lease Provisions.)

     3.  ADDRESSES FOR NOTICES:

     Tenant:

         c/o Olympus Real Estate Corporation
         200 Crescent Court, Suite 1650
         Dallas, Texas  75201
         Attn:  Michael Medzigian and Legal Department
         Fax:  214/740-7340

                      -and-

         c/o Montclair Hotel Investors
         250 West Schick Road
         Bloomingdale, Illinois  60108
         Attn: Peter Cyrus and Dennis Langley
         Fax: 630/529-3248


     Landlord:

         APGM Limited Partnership
         c/o Arnold Palmer Golf Management
         Building 106, Montgomery Street
         Presidio Main Post, P.O. Box 29355
         San Francisco, California 94129
         Attn: Mr. George Haworth
         FAX: (415)561-4680

         (See Section 27.8 of the Detailed Lease Provisions.)

     4. ANNUAL BASE RENT: Means the Initial Base Rent with respect to that Fiscal Year (the "First Fiscal Year") commencing on the Commencement Date and ending on the last day of that calendar month which is either the last calendar month of the third (3rd) full Fiscal Quarter occurring after the Commencement Date if the Commencement Date occurs less than halfway through the then current Fiscal Quarter or the last calendar month of the fourth (4th) full Fiscal Quarter if the Commencement Date occurs halfway or more than halfway through the then current Fiscal Quarter, as the case may be [therefore, if the Commencement Date occurred between May 16 and August 15, 1998, both dates inclusive, the First Fiscal Year would end June 30, 1999 or if the Commencement Date occurred between August 16, 1998 and November 15, 1998, both dates inclusive, the First Fiscal Year would end September 30, 1999]. On the first day of the Fiscal Year following the First Fiscal Year, and on the first day of each successive Fiscal Year during the Term, the Annual Base Rent shall be equal to the lesser of (a) the Annual Base Rent applicable to the immediately preceding Fiscal Year multiplied by 103% and (b) the sum of (i) the Annual Base Rent applicable to the immediately preceding Fiscal Year and (ii) the product of the Annual Base Rent applicable to the immediately preceding Fiscal Year multiplied by the annual percentage increase in the Consumer Price Index for the immediately preceding Fiscal Year (the percentage increase in Consumer Price Index for the immediately preceding Fiscal Year being defined as the comparison of the Consumer Price Index for the last calendar month of the immediately preceding Fiscal Year to the Consumer Price Index for the calendar month immediately preceding said immediately preceding Fiscal Year).

     5. APPLICABLE PERCENTAGE: Means 22% with respect to Rooms Revenue; 30% with respect to Golf Course Revenue and 5% with respect to FB&M Revenue.

     6. BASE RENT ESCALATION: Means, for any Fiscal Year, the amount by which the Annual Base Rent for such Fiscal Year exceeds the Initial Base Rent.

     7. BASELINE FB&M REVENUE: Means, for any Fiscal Year during the Term, $13,566,829.00.

     8. BASELINE GOLF COURSE REVENUE: Means, for any Fiscal Year during the Term, $3,832,535.00.

     9. BASELINE ROOMS REVENUE: Means, for any Fiscal Year during the Term, $11,774,332.00.

     10. COMMENCEMENT DATE:  Means ____________________, 1998.

     11. EXTENDED TERMS: Five (5) five-year terms (each, an "Extended Term" and collectively, the "Extended Terms").

     12. FACILITY: Means the Leased Property consisting of two resorts; one commonly known as Indian Lakes Resort, containing 271 acres (approximately) on which there is located a 314-room hotel, two 18-hole golf courses, indoor and outdoor swimming pools, clubhouse, three restaurants, three lounges, health club, three tennis courts, game room, pro shop, and convention and banquet facilities; and the other commonly known as Nordic Hills, containing 102 acres (approximately) on which there is located a 228-room hotel, an 18-hole golf course, indoor and outdoor heated swimming pools, two restaurants, three lounges, three tennis courts, eight racquetball courts, six bowling lanes, health club, weight room and convention and banquet facilities.

     13. FISCAL YEAR: Means the First Fiscal Year (as defined in the definition of Annual Base Rent above) and the 12 full calendar month period commencing on the first day of the first calendar month following the end of the First Fiscal Year and on each anniversary thereof during the Term. Unless the Commencement Date is the first day of a Fiscal Quarter, neither the First nor the last Fiscal Year would be twelve (12) full calendar months.

     14. INITIAL BASE RENT:  Means $6,167,400.00.

     15. INITIAL TERM:  15 years commencing on the Commencement Date.

     Certain other terms used in this Lease have the meanings ascribed to them in Exhibit A attached hereto and made a part hereof.


                              LIST OF EXHIBITS:

                Exhibit A      Defined Terms; Interpretation

                Exhibit B      Legal Description of the Land

                Exhibit C      Intentionally Omitted

                Exhibit D      Operating Standards

                Exhibit E      Intentionally Omitted

                Exhibit F      Annual Base Rent Schedule

                Exhibit G      Baseline Year Revenue Schedule

                Exhibit H      Standard Reporting Format

                          DETAILED LEASE PROVISIONS


                                  ARTICLE 1

                               LEASED PROPERTY

      Upon and subject to the terms and conditions set forth in this Lease, Landlord leases to Tenant and Tenant rents from Landlord all of Landlord's rights and interest in and to the following real property, improvements and related rights (collectively the "Leased Property"):

           (a) the land described in Exhibit B attached hereto (collectively, the "Land");

           (b) all buildings, structures, Fixtures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas, roadways, cart paths, bridges, lakes, irrigation systems, and course markers presently situated upon the Land, but not including any Tenant Improvements (collectively, the "Leased Improvements");

           (c) all easements, rights and appurtenances (including, without limitation, all water rights) relating to the Land and the Leased Improvements (collectively, the "Related Rights"); and

           (d) all personal property owned by Landlord and located on the Land or in the Leased Improvements, including but not limited to all fixtures, furnishings, equipment, vehicles, machinery, signage, appliances, window coverings, carpeting and other tangible personal property of every kind and character which as of the date of this Lease are owned by Landlord and situated in or upon the Land and/or the Leased Improvements ("Landlord's Personal Property").

           In addition, upon and subject to the terms and conditions of this Lease, Landlord hereby grants to Tenant the following rights:

                  (i) a license to use the Trade Names and Trademarks (as defined in Exhibit A) in connection with the operation of the Facility, including but not limited to marketing and merchandising; and

                  (ii) the right to assert claims in Tenant's name or
                       Landlord's name on the Warranties (as defined in Exhibit A) with respect to the Facility and Landlord's Personal Property. Landlord agrees to cooperate with Tenant in connection with asserting any such claims on the Warranties.

Upon any termination of this Lease or of Tenant's right to possession of the Leased Property, Tenant's rights under this paragraph shall be deemed automatically revoked and terminated, whether or not such rights are expressly addressed in any notice to Tenant or in any legal proceedings with respect to this Lease.


                                  ARTICLE 2

                                     TERM

     2.1 INITIAL TERM. The initial Term of this Lease shall commence on the Commencement Date.

     2.2 EXTENDED TERMS. Landlord grants Tenant the right to extend the Term of this Lease for the Extended Terms provided for in the Basic Lease Provisions commencing upon the expiration of the Initial Term or the applicable Extended Term. Tenant may exercise such right solely by giving written notice to Landlord of such extension at least 270 days prior to the termination of the then-current Term (time being of the essence). The exercise of such right shall be valid only if, at the time of the giving of such notice and at the time of the commencement of the applicable Extended Term, no Event of Default shall have occurred and be continuing. During the Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, as the same may be amended, supplemented or modified.


                                  ARTICLE 3

                                     RENT

     3.1 RENT. Tenant will pay to Landlord in lawful money of the United States of America the Annual Base Rent and Additional Rent during the Term. Payment of Annual Base Rent and Additional Rent shall be paid at Landlord's address set forth in the Basic Lease Provisions or at such other place or to such other Person as Landlord from time to time may designate in writing. If any payment owing hereunder shall otherwise be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. Tenant's covenant to pay Annual Base Rent, Additional Rent and any other sums due under this Lease shall be independent of all other covenants contained in this Lease.

     3.2 ANNUAL BASE RENT. Tenant shall pay Annual Base Rent to Landlord in advance on the first day of each calendar month (which Base Rent shall, for accounting purposes, consist of Annual Base Rent accruing during the respective Fiscal Year in equal monthly installments, but which Base Rent shall be payable for each month in the respective proportions described in Exhibit F); provided, however, that the first monthly installment shall be payable on the Commencement Date and the first and last month's payments shall be prorated as to any partial month.

      3.3 ADDITIONAL RENT. In addition to the Annual Base Rent, Tenant shall pay to Landlord Additional Rent in quarterly installments as provided in
Section 3.3.1.

           3.3.1 QUARTERLY CALCULATION AND PAYMENT OF ADDITIONAL RENT. Tenant shall calculate and pay Additional Rent for each Fiscal Quarter. The amount of the Additional Rent for the Second, Third and Fourth Fiscal Quarters shall account for any interim reconciliations made with respect to prior Fiscal Quarters in such Fiscal Year as certified by Tenant to Landlord as provided by this Section 3.3.1, but subject to a final reconciliation as provided by Section 3.3.2. Within forty-five (45) days after the end of each Fiscal Quarter, Tenant shall deliver to Landlord an Officer's Certificate setting forth the calculation of Additional Rent for such Fiscal Quarter. If the Additional Rent for the period beginning on the first day of the current Fiscal Year and ending on the last day of the Fiscal Quarter just ended exceeds the sum of quarterly payments on account thereof previously made by Tenant, Tenant shall pay such deficiency to Landlord along with the Officer's Certificate. If the Additional Rent for the period beginning on the first day of the current Fiscal Year and ending on the last day of the Fiscal Quarter just ended is less than the sum of quarterly payments on account thereof previously made by Tenant, Landlord shall, within thirty (30) days of its receipt of such Officer's Certificate, pay to Tenant an amount equal to such difference. In calculating Additional Rent for any Fiscal Quarter, the Rooms Revenue, Golf Course Revenue or FB&M Revenue, as the case may be, for the period beginning on the first day of the current Fiscal Year and ending on the last day of such Fiscal Quarter shall be compared to the Baseline Rooms Revenue, the Baseline Golf Course Revenue or the Baseline FB&M Revenue for the same period during the Baseline Year, as scheduled on Exhibit G attached hereto.

           3.3.2 ANNUAL RECONCILIATION. Within ninety (90) days after the end of each Fiscal Year, or after the expiration or termination of this Lease, Tenant shall deliver to Landlord an Officer's Certificate setting forth (i) the Rooms Revenue, the Golf Course Revenue and the FB&M Revenue for the Fiscal Year just ended, and (ii) a comparison of the amount of Additional Rent actually paid during such Fiscal Year versus the amount of Additional Rent actually owing on the basis of the annual calculation of the Rooms Revenue, the Golf Course Revenue and the FB&M Revenue. If the Additional Rent for such Fiscal Year exceeds the sum of the quarterly payments previously paid by Tenant on account thereof, Tenant shall pay such deficiency to Landlord along with such Officer's Certificate. If the Additional Rent for such Fiscal Year is less than the amount previously paid by Tenant on account thereof, Landlord shall, within thirty (30) days of its receipt of such Officer's Certificate, remit to Tenant its check in an amount equal to such difference. The amount of the reconciliation payment, whether in favor of Landlord or Tenant, shall bear interest at a rate equal to the rate payable on ninety (90) day U.S. Treasury Bills as of January 1 of the year following the close of such Fiscal Year until the amount of such difference shall be paid or otherwise discharged.

           3.3.3 RECORD-KEEPING. Tenant shall utilize an accounting system for the Leased Property in accordance with its usual and customary practices and in accordance with accrual basis accounting principles applied on a consistent basis, which will accurately record all Rooms Revenue, Golf Course Revenue and FB&M Revenue. Tenant shall retain reasonably adequate records for each Fiscal Year conforming to such accounting system until at least five years after the expiration of such Fiscal Year (and in any event until the reconciliation described in Section 3.3.2 above for such Fiscal Year has been made). Tenant may use the then current edition of the Uniform System for the Lodging Industry as part of its accounting system.

           3.3.4 AUDITS. Landlord, at its own expense except as provided hereinbelow, shall have the right from time to time directly or through its accountants (who shall be from a nationally recognized accounting firm) to audit the information set forth in the Officer's Certificate referred to in Section 3.3.2 (it being expressly understood and agreed that Landlord shall not have the right to conduct an audit with respect to the quarterly information provided under Section 3.3.1) and in connection with such audits to examine Tenant's books and records with respect thereto (including supporting data, sales tax returns and Tenant's work papers) at Tenant's office during normal business hours upon reasonable advance notice to Tenant; provided, however, that any audit of the information contained in an Officer's Certificate referred to in Section 3.3.2 must be conducted, and the results thereof delivered to Tenant, on or before one (1) year after delivery to Landlord of such Officer's Certificate. At the end of such one (1) year period, the information contained in the Officer's Certificate shall be final and binding upon Landlord and Tenant, except with respect to any amount therein which Landlord has challenged in writing delivered to Tenant on or before expiration of such one (1) year period and except that in the event that any subsequent audit by Landlord discloses that Tenant has understated any revenue item by Fifty Thousand and no/100 Dollars ($50,000.00) and such understatement results in Gross Revenue being understated by more than five percent (5%) of the actual amount thereof, then Landlord shall have the right to audit all prior years' (falling within the then current term of this Lease) information which has not theretofore been audited by Landlord [the reference to $50,000.00 in the foregoing sentence shall be deemed to mean said amount as increased based upon changes in the Consumer Price Index from the date of this Lease]. Any such challenge must be based upon the results of Landlord's audit.
      If any such audit discloses a deficiency in the payment of Additional Rent, Tenant shall, within thirty (30) days of its receipt of the results of such audit and notice of deficiency, either pay to Landlord the amount of the deficiency, as finally agreed or determined, or notify Landlord that Tenant contests the results of Landlord's audit. The amount of the deficiency shall bear interest at the Overdue Rate from the thirtieth
      (30th) day after Tenant's receipt of the results of such audit and notice of deficiency until the date of payment thereof. If any such audit discloses that the Rooms Revenue, the Golf Course Revenue or FB&M Revenue actually received by Tenant for any Fiscal Year exceeds the amount thereof reported by Tenant by more than five percent (5%), Tenant shall pay the reasonable cost of such audit and examination. Any proprietary information obtained by Landlord pursuant to the provisions of this Section shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation between the parties and except further that Landlord may disclose such information to lenders and prospective lenders to Landlord, purchasers and prospective purchasers and investors in Landlord or the Leased Property who agree to be bound by this confidentiality provision and to any other persons to whom disclosure is necessary to comply with applicable laws, regulations and government requirements. Any dispute as to the existence or amount of any deficiency in the payment of Additional Rent as disclosed by Landlord's audit shall, if not otherwise settled by the parties, be resolved by the audit dispute resolution mechanism set forth in Section 27.22.

      3.4 ADDITIONAL CHARGES. In addition to the Annual Base Rent and Additional Rent, (1) Tenant shall also pay and discharge when due and payable all other amounts, liabilities, obligations and Impositions which Tenant assumes or agrees to pay under this Lease, and (2) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (1) above, Tenant shall also pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (1) and (2) above being referred to herein collectively as the "Additional Charges"). Except as otherwise provided in this Lease or as otherwise required by any third party entitled to receipt of Additional Charges, all Additional Charges shall be due and payable (a) ten
(10) Business Days after Landlord shall deliver an invoice to Tenant therefor for Additional Charges to be paid to Landlord or (b) for each Additional Charge due directly to a third party, on or before the date after which a fine, penalty or interest will accrue if such Additional Charge is not paid. To the extent that Tenant pays any Additional Charges to Landlord pursuant to any requirements of this Lease, Tenant shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due.

      3.5 LATE PAYMENT OF RENT. Tenant hereby acknowledges that late payment by Tenant to Landlord of Annual Base Rent, Additional Rent or Additional Charges will cause Landlord to incur costs not contemplated under the terms of this Lease, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Such costs may include processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or deed of trust covering the Leased Property and other expenses of a similar or dissimilar nature. Accordingly, if any installment or payment of Annual Base Rent, Additional Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid or made within five (5) Business Days after its due date (which, in the case of Additional Charges due to Landlord, would be five (5) Business Days after the ten (10) Business Day period Tenant has to pay such Additional Charge, as set forth above), Tenant will pay Landlord on demand, as Additional Charges, a late charge equal to three percent (3%) of such installment or payment; provided, however, that if such payment or installment is not paid or made within ten
(10) Business Days after its due date, the late charge shall be five percent (5%) of such installment or payment. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. In addition to said late charge, if any installment or payment of Annual Base Rent, Additional Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid on, or made by, its due date, the amount unpaid shall bear interest, from the date such installment or payment was due until the date of payment thereof, computed at the Overdue Rate on the amount of such delinquent installment or payment, and Tenant will pay such interest to Landlord on demand, as Additional Charges. The payment of said late charge or such interest, or both, as the case may be, shall not constitute a waiver, nor excuse or cure, of any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

     3.6 NET LEASE. The Rent shall be paid absolutely net to Landlord and, except as expressly provided in Article 14, Article 15 or elsewhere in this Lease, without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, determent, deduction or defense, so that this Lease shall yield to Landlord the full amount of the installments of Annual Base Rent, Additional Rent and Additional Charges throughout the Term.


                                   ARTICLE 4

                                  IMPOSITIONS

     4.1 PAYMENT OF IMPOSITIONS. Subject to the terms of Article 22 hereof, Tenant will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible. All payments of Impositions shall be subject to Tenant's right of contest pursuant to the provisions of
Article 12. As soon as reasonably available after payment of said Impositions (for all Impositions where the failure to pay the same can result in a lien or encumbrance against the Leased Property or any portion thereof), Tenant shall furnish to Landlord copies of official receipts, if available, or other satisfactory third-party evidence of such payments, such as canceled checks.
If any Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may elect to pay such Imposition in installments, in which event Tenant shall pay all installments (and any accrued interest on the unpaid balance of the Imposition) that are due during the Term before any fine, penalty, premium, further interest or cost may be added thereto.

     4.2 INFORMATION AND REPORTING. Landlord shall give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge, but Landlord's failure to give any such notice shall in no way diminish Tenant's obligations hereunder to pay such Impositions. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event any applicable governmental authorities classify any property covered by this Lease as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Each party, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property.

     4.3 ASSESSMENT CHALLENGES. In addition to Tenant's rights under Article 12, Tenant may, upon notice to Landlord, at Tenant's option and at Tenant's sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant's expense as aforesaid, shall fully cooperate with Tenant in such protest, appeal, or other action.

     4.4 PRORATIONS. Inasmuch as Tenant (or an affiliate of Tenant) was the seller of the Leased Property to Landlord which sale was consummated concurrently with the commencement of this Lease, there was no proration of Impositions at such closing, but rather seller/Tenant was to remain fully responsible therefor. Consequently, Impositions imposed in respect of the tax-fiscal period during which the Term commences shall not be adjusted between Landlord and Tenant and Tenant shall be obligated to pay the same. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such termination, and Tenant's obligation to pay its prorated share thereof shall survive such termination.

     4.5 REFUNDS. If Landlord shall receive any refund from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to Tenant if no Event of Default shall have occurred hereunder and be continuing. Any such funds retained by Landlord due to an Event of Default shall be applied as provided in Article 16, with the amount in excess of the amount due Landlord as a consequence of said Event of Default to be paid by Landlord to Tenant in any event.

     4.6 UTILITY CHARGES. Tenant shall pay or cause to be paid prior to delinquency charges for all utilities and services, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, communication and all other utilities used in the Leased Property during the Term.

     4.7 ASSESSMENT DISTRICTS. Landlord shall not voluntarily consent to or agree in writing to (i) any special assessment or (ii) the inclusion of any material portion of the Leased Property into a special assessment district or other taxing jurisdiction unless Tenant shall have consented thereto, which consent shall not be unreasonably withheld.


                                  ARTICLE 5

                                TENANT WAIVERS

     5.1 NO TERMINATION, ABATEMENT, ETC. Except as otherwise specifically provided in this Lease, and except for those causes resulting solely from the negligence or willful misconduct of Landlord, (i) Tenant, to the extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Landlord to modify, surrender or terminate the same, nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent by reason of, and (ii) the respective obligations of Landlord and Tenant shall not be otherwise affected by reason of:

           (a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any taking of the Leased Property or any portion thereof;

           (b) the lawful or unlawful prohibition of, or restriction upon, Tenant's use of the Leased Property, or any portion thereof, the interference with such use by any Person, or by reason of eviction by paramount title;

           (c) any claim which Tenant has or might have against Landlord or by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties;

           (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or

           (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Tenant from any such obligation as a matter of law.

Tenant hereby specifically waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law (i) to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) to entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of any Event of Default.

      5.2 CONDITION OF THE LEASED PROPERTY. Tenant acknowledges receipt and delivery of possession of the Leased Property and that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purposes hereunder. Regardless of any inspection made by Tenant of the Leased Property and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property "as is" in its present condition. Tenant waives and releases any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions, latent or patent, matured or unmatured, known or unknown by Tenant or Landlord as of the date hereof. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO

HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATION, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS MATERIAL OR (xvi) COMPLIANCE OF THE LEASED PROPERTY WITH ANY LAW (INCLUDING ENVIRONMENTAL LAWS) OR LEGAL REQUIREMENTS. TENANT ACKNOWLEDGES THAT THE LEASED PROPERTY IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN THE LEASED PROPERTY OF ANY NATURE, WHETHER LATENT OR PATENT, AS BETWEEN LANDLORD AND TENANT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS Section 5.2 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.


                                  ARTICLE 6

                            OWNERSHIP OF PROPERTY

     6.1 LEASED PROPERTY. Tenant acknowledges that the Leased Property is the property of Landlord, that Landlord is the paramount owner of the Leased Property and that Tenant has only the right to the exclusive possession and use of the Leased Property during the Term of, and upon the terms and conditions of, this Lease.

     6.2 LANDLORD'S PERSONAL PROPERTY. Tenant shall maintain Landlord's Personal Property in the same manner as Tenant maintains Tenant's Personal Property. Upon the loss, destruction, or obsolescence of any of the Landlord's Personal Property, Tenant shall, to the extent such replacement is necessary to operate the Facility in compliance with all applicable Legal Requirements or Insurance Requirements or otherwise in accordance with the standards set forth in this Lease, replace such property with Tenant's Personal Property, which Personal Property shall be owned by Tenant.

     6.3 TENANT'S PERSONAL PROPERTY. Tenant may (and shall, as provided below), at its expenses, install, affix or assemble or place on any parcel of the Land or in any of the Leased

Improvements, any items of Tenant's Personal Property. Tenant shall provide and maintain during the entire Term all such Tenant's Personal Property as shall be necessary in order to operate the Facility in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with the standards set forth in this Lease.

      6.4 PURCHASE OF TENANT'S PERSONAL PROPERTY. Upon the termination of this Lease or of Tenant's right to possession of the Leased Property in either event as a consequence of the occurrence of an Event of Default on the part of Tenant, Landlord shall have the right (but not the obligation) to purchase from Tenant all or any portion of tangible Tenant's Personal Property (which shall not include software) and upon the expiration of the Term of this Lease, Landlord shall be obligated to purchase all of Tenant's tangible Tenant's Personal Property which is of a type, quantity and quality reasonably necessary for the operation of the Leased Property consistent with the nature of the Leased Property and the manner in which it has been operated during the Term (but which shall not include software) and the right (but not the obligation) to purchase all such "non-consistent" tangible Tenant's Personal Property. The purchase price for any Tenant's Personal Property to be so purchased shall be calculated as follows:

           (i) if owned by Tenant and not subject to any secured financing, at the fair market value thereof;

           (ii) if owned by Tenant, but subject to a secured financing, at the greater of the fair market value thereof or the amount of the debt owing under such financing; and

           (iii) if leased by Tenant and the applicable lease provides for termination of the lease as to such Personal Property upon the payment of a given sum, at the greater of the fair market value thereof or the amount of the payment so provided; provided, however, that at Tenant's option and if the lessor will permit Landlord to assume the obligations under the applicable lease with respect to such Personal Property (separate from the obligations under a master lease if in effect), Tenant shall, upon the request of Landlord, assign the applicable lease (or portion thereof) to Landlord;

provided, however, that if Landlord's purchase right arises as a result of an Event of Default on the part of Tenant, then in lieu of utilizing the fair market value under clauses (i), (ii) and (iii) above for purposes of calculating the purchase price for the Tenant's Personal Property to be so purchased, the parties shall utilize the depreciated net book value of Tenant's Personal Property for that purpose. Landlord shall exercise any of its foregoing options to purchase Tenant's Personal Property or any portion thereof
(1) arising as a result of an Event of Default by Tenant by giving notice to Tenant not later than, sixty (60) days after the termination of this Lease or of Tenant's right to possession under this Lease, as the case may be, or (2) arising at the expiration of the Term, by giving Tenant notice on or before the expiration of the Term. Landlord shall pay Tenant for Tenant's Personal Property within five (5) Business Days of the later to occur of (a) Tenant vacating the Leased Property and (b) the parties liquidating the amount due Tenant for Tenant's Personal Property. Tenant shall transfer title to such Personal Property by a bill of sale without warranty (except as to ownership) upon concurrent payment in cash by Landlord; provided, however, if Landlord has a judgment for unpaid damages resulting from any Event of Default, Landlord may make payment by an offset against such unpaid damages or if Landlord has then commenced an action against Tenant for damages, Landlord may make payment to the court or other escrowee pending resolution of such legal proceedings, but in either event, Landlord shall remit to Tenant the balance of the amount due for Tenant's Personal Property in excess of the amount of the judgment for damages or the amount of damages claimed by Landlord in the commenced action, as the case may be.

     6.5 REMOVAL OF PERSONAL PROPERTY. Unless being purchased by Landlord, all items of Tenant's Personal Property not removed by Tenant by the later to occur of (a) fourteen (14) days following the exercise by Landlord of its option under Section 6.4 above or fourteen (14) days following the date by which Landlord must exercise its option under Section 6.4 above but fails to do so, as the case may be, and (b) five (5) days after the expiration of the Term of this Lease, shall be considered abandoned by Tenant and may, at Landlord's discretion and without any obligation, be appropriated, sold, destroyed or otherwise disposed of by Landlord without first giving notice thereof to Tenant and without any payment to Tenant and without any obligation to account therefor. Tenant shall, at its expense, restore the Leased Property to the condition required by Section 9.1, including repair of all damage to the Leased Property caused by the removal of Tenant's Personal Property, whether effected by Tenant or Landlord. Landlord shall not be responsible for any loss or damage to Tenant's Personal Property, or any other property of Tenant, by virtue of Landlord's removal thereof at any time subsequent to the 14-day period provided for herein.

     6.6 LANDLORD'S WAIVERS. Any lessor of Tenant's Personal Property may, upon notice to Landlord and during reasonable hours, enter the Facility and take possession of any of Tenant's Personal Property without liability for trespass or conversion. Landlord shall, upon the request of Tenant, execute and deliver to Tenant, within fifteen (15) days of receipt thereof, such "landlord's waivers" as may be reasonable and customary in connection with the financing or leasing of personal property. Such "landlord's waiver" shall limit to thirty (30) days the amount of time the lessor or lender has to enter upon the Leased Property after notice from Landlord that the Term has expired or otherwise terminated. If Tenant requests a "landlord's waiver," Tenant shall attempt to secure from any financing source or lessor the right on the part of Landlord to cure the defaults of Tenant and to use any such Personal Property upon providing such cure.

     6.7 COLLATERAL. During the Term, Tenant shall have the right and obligation to enter into agreements and service contracts on behalf of the Facility which are necessary or reasonably required in connection with the operation of the Leased Property for its Primary Intended Use. In connection with its operation of the Facility prior to the Commencement Date, Tenant (or an affiliate of Tenant) (a) has entered into various leases, subleases, contracts, bookings, concession agreements, service contracts and other agreements and (b) has obtained certain permits and licenses relating to the operation of the various businesses and activities at or on the Leased Property, all of which have remained in the name of Tenant or have been transferred to Tenant notwithstanding the sale of the Leased Property to Landlord. All such leases, contracts, bookings, other agreements, service contracts, licenses and permits, whether entered into, or obtained or renewed, prior to or during the Term, are hereinafter collectively referred to as the "Collateral Agreements and Permits." For good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, Tenant hereby assigns to Landlord all of Tenant's right, title and interest in the Collateral Agreements and Permits; provided, however, that Tenant shall continue to have all rights under said Collateral Agreements and Permits at all times during the Term hereof and prior to an Event of Default hereunder. Upon the occurrence of an Event of Default (and in addition to any other rights and remedies available to Landlord), and upon the expiration or earlier termination of this Lease, Landlord shall have the right, but not the obligation, by itself or by a designee, to take the place of Tenant under any or all of the Collateral Agreements and Permits, to proceed to perform any and all obligations of the owner or operator contained in, or of the owner or holder of, any such Collateral Agreements or Permits and exercise any and all rights of the owner or operator therein or of the owner or holder thereof as fully as Tenant itself could, and to take possession of all documents reasonably required by Landlord to exercise its rights and perform its obligations under the Collateral Agreements and Permits. Tenant hereby appoints Landlord its attorney-in-fact to take such action and execute such documents as are necessary or deemed appropriate by Landlord to effectuate the transfer of Tenant's right, title and interest in those Collateral Agreements and Permits which Landlord designates for such transfer. This power of attorney granted hereby shall be irrevocable and coupled with an interest. Tenant acknowledges that the foregoing assignment of Collateral Agreements and Permits described above is an integral part of Landlord's consideration for entering into this Lease and that Tenant shall be entitled to no additional consideration relative to such assignment. Upon the termination of this Lease or termination of Tenant's right to possession without termination of this Lease after the occurrence of an Event of Default on the part of Tenant, Tenant shall assign to Landlord or Landlord's nominee simultaneously with such termination, all leases, subleases, contracts, bookings, concession agreements and other agreements, including service contracts, in effect with respect to the Facility then in Tenant's name which have been entered into in the ordinary course of operation of the Facility in accordance with the standards set forth in this Lease on prevailing market terms with persons unaffiliated with Tenant and if such termination is not the result of an Event of Default by Tenant, then Landlord shall assume and cause to be performed all such assigned agreements.

                                  ARTICLE 7

                            USE OF LEASED PROPERTY

     7.1 USE. After the Commencement Date and during the Term, Tenant shall use or cause to be used the Leased Property and the improvements thereon for its Primary Intended Use and for such other uses as may be necessary or incidental to such use, except to the extent that Tenant shall be prevented from using or unable to use all or any part of the Leased Property due to damage or destruction, renovation expressly permitted hereunder or any of the causes of Unavoidable Delay. Tenant shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Landlord, which consent may be withheld in

Landlord's sole discretion. No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Tenant sell or otherwise provide to patrons, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriters regulations. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the Leased Property or other improvements of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Tenant's Personal Property.

     7.2 SPECIFIC PROHIBITED USES. Tenant shall not use or occupy or permit the Leased Property to be used or occupied, nor do or permit anything to be done in or on the Leased Property, in a manner which would (i) violate or fail to comply with any law, rule or regulation or Legal Requirement, (ii) subject to Article 10, cause structural injury to any of the Leased Improvements, or
(iii) constitute a public or private nuisance or waste. Tenant shall not allow any Hazardous Material to be located in, on or under the Leased Property, or any adjacent property, or incorporated in the Facility or any improvements thereon, except in compliance with applicable law (including any Environmental
Law). Tenant shall not allow the Leased Property to be used as a landfill or a waste disposal site, or as a manufacturing, distribution or disposal facility for any Hazardous Materials. Tenant shall neither suffer nor permit the Leased Property or any portion thereof, including Tenant's Personal Property, to be used in such a manner as (i) might reasonably tend to impair Landlord's title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof, or (iii) is in violation of any applicable Environmental Law.

     7.3 LANDLORD TO GRANT EASEMENTS, ETC.. Landlord shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Tenant and at Tenant's cost and expense (but subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed): (i) grant easements and other rights in the nature of easements; (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property; (iii) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes; (iv) execute petitions to have the Leased Property annexed to any municipal corporation or utility district; (v) execute amendments to any covenants and restrictions affecting the Leased Property; and (vi) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), but only upon delivery to Landlord of an Officer's Certificate (which Certificate, if contested by Landlord, shall not be binding on Landlord) stating that such grant, release, dedication, transfer, petition or amendment is not detrimental to the proper conduct of the business of Tenant on the Leased Property and does not reduce its value or usefulness for the Primary Intended Use. If Landlord fails to deliver to Tenant notice of its approval or disapproval of any of the foregoing items within thirty (30) days after the delivery of same to Landlord for approval, Landlord shall be deemed to have approved the same. Landlord shall not grant, release, dedicate or execute any of the foregoing items in this Section 7.3 without obtaining Tenant's approval, which approval shall not be unreasonably withheld or delayed.


                                  ARTICLE 8

                             HAZARDOUS MATERIALS

      8.1 TENANT COVENANT - OPERATION OF THE LEASED PROPERTY. Tenant hereby covenants with Landlord that, during the term of this Lease, Tenant shall operate the Leased Property substantially in compliance with all Environmental Laws. Notwithstanding the foregoing, to the extent not already done so, Tenant hereby agrees to remediate/abate asbestos and implement an operation and maintenance plan for each Resort as contemplated by Law Engineering and Environmental Services ("LEES") Report of Confirmatory Asbestos Survey - Indian Lakes Report dated July 14, 1995, LAW Project No. 274-5216-002, and LEES Report of Confirmatory Asbestos Survey - Nordic Hills Resort dated July 14, 1995, LAW Project No. 274-5216-001 (the "ASBESTOS ITEMS").

      8.2 REMEDIATION. If any Hazardous Material in a quantity sufficient to require remediation or reporting under any Environmental Law was released, or disposed of, in, on or under the Leased Property at any time during the Term hereof or during Tenant's affiliate's ownership of the Leased Property, or if Tenant, Landlord, or the Leased Property becomes subject to any order of any federal, state or local agency to investigate, remove, remediate, repair, close, detoxify, decontaminate or otherwise clean up the Leased Property as a result of any release or disposal in, on or under the Leased Property at any time during the Term hereof or during Tenant's affiliate's ownership of the Leased Property, excluding any release or disposal which is the result of any act of Landlord, Tenant shall, at its sole expense, carry out and complete any required investigation, removal, remediation, repair, closure, detoxification, decontamination or other cleanup of the Leased Property in compliance with all applicable Environmental Laws. If Tenant fails to implement and diligently pursue any such repair, closure, detoxification, decontamination or other cleanup of the Leased Property in a timely manner and in compliance with all applicable Environmental Laws, Landlord shall have the right, but not the obligation, to carry out such action and to recover all of the costs and expenses from Tenant as Additional Charges.

      8.3 ENVIRONMENTAL INDEMNIFICATION.

           (a) TENANT'S INDEMNIFICATION OF LANDLORD. Except for matters arising out of the actions of Landlord, Tenant shall pay, protect, indemnify, save, hold harmless and defend Landlord and any Facility Mortgagee from and against all liabilities, obligations, claims, damages (including punitive damages), penalties, causes of action, demands, judgments, costs and expenses (including reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon, incurred by or asserted against, Landlord or the

      Leased Property by reason of the Asbestos Items or by reason of any Hazardous Material released, or disposed of, at, in or by the Leased Property either during the Term or during the period of time when Tenant's affiliate owned the Leased Property in violation of any Environmental Law, howsoever arising, without regard to fault on the part of Tenant, including (i) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit to any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to any Environmental Law, (ii) liability for costs and expenses of abatement, investigation, removal, remediation, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any Environmental Law, (iii) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity, or (iv) by reason of a breach of its covenants in Section 8.1.

           (b) LANDLORD'S INDEMNIFICATION OF TENANT. Landlord shall pay, protect, indemnify, save, hold harmless and defend Tenant and its "property manager" from and against all liabilities, obligations, claims, damages (including punitive damages), penalties, causes of action, demands, judgments, costs and expenses (including reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon, incurred by or asserted against, Tenant or its "property manager" by reason of any Hazardous Material released, or disposed of, at, in, on or by, the Leased Property in violation of any Environmental law and resulting solely from Landlord's acts or omissions. Landlord's indemnification obligation under the foregoing sentence shall include all of the liability covered by Sections 8.3(a)(i), (ii) and (iii) above.

      8.4 SURVIVAL OF INDEMNIFICATION OBLIGATIONS. Each party's obligations and/or liability under this Article 8 arising during the Term hereof shall, to the extent not covered by insurance maintained by said party, only survive any termination of this Lease for a period of one (1) year.

      8.5 ENVIRONMENTAL VIOLATIONS AT EXPIRATION OR TERMINATION OF LEASE. Notwithstanding any other provision of this Lease, if, at a time when the Term would otherwise terminate or expire, a violation of any Environmental Law has been asserted by Landlord resulting from an act or omission on the part of Tenant during the Term of this Lease or of Tenant's affiliate during its ownership of the Leased Property prior to the Term and such violation has not been resolved in a manner reasonably satisfactory to Landlord, or has been acknowledged by Tenant to exist or has been found to exist at the Leased Property, or has been asserted by any governmental authority, and Tenant's failure to have completed all action required to correct, abate or remediate such a violation of any Environmental Law materially impairs the leaseability of the Leased Property upon the expiration of the Term, then, at the option of Landlord, the Term shall be automatically extended with respect to the Leased Property beyond the date of termination or expiration and this Lease shall remain in full force and effect under the same terms and conditions beyond such date with respect to the Leased Property until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) 12 months beyond such expiration or termination date; provided, that Tenant may, upon any such extension of the Term, terminate the Term by paying to Landlord such amount as is necessary in the reasonable judgment of Landlord to complete or perform such remedial action.


                                  ARTICLE 9

                            MAINTENANCE AND REPAIR

     9.1 TENANT'S SOLE OBLIGATION - GENERAL. Tenant, at its expense, will keep the Leased Property and Tenant's Personal Property in good order, repair and appearance (whether or not the need for such repairs occurs as a result of Tenant's use, any prior use, the elements or the age of the Leased Property, or any portion thereof) and maintain the Leased Property in accordance with any applicable Legal Requirements, and, except as otherwise provided in Article 14, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Lease (concealed or otherwise). Tenant shall maintain the Leased Property in accordance with the Operating Standards set forth in Exhibit D; provided, however, that Tenant may make such modifications to such Operating Standards as Tenant may reasonably determine to be appropriate for the prudent management of the Leased Property, which modifications, to the extent they are material and adverse to the operating results of the Leased Property, shall be subject to the approval of Landlord (which approval shall not be unreasonably withheld or delayed); provided further, however, that Tenant shall make such changes to the Operating Standards as may be appropriate to comply with Legal Requirements. Tenant will not take or omit to take any action the taking or omission of which could reasonably be expected to impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use. Nothing in this Article 9 shall obligate Tenant to make any capital improvement or replacements to the Leased Property if the Leased Property can be repaired to the standard required by this Section 9.1.

     9.2 LEASED IMPROVEMENTS MAINTENANCE. Tenant, at its expense, will repair, paint and keep in a clean and sanitary condition the interior and exterior of all buildings, structures, and facilities comprising the Leased Improvements, including all landscaping and parking areas located adjacent thereto, all in a condition which is consistent with the prior practices of Tenant or its affiliates with respect to the Leased Property. Without limitation of the foregoing, Tenant, at its expense, will replace or refurbish in accordance with prior practices all floor coverings; tile; carpeting; wall coverings; light fixtures; curtains; blinds; shades; furniture; restaurant, lounge, lobby, convention/banquet, room and other furnishings; wall paper; wall hangings; signs; fixtures and other decor items when they become worn-out or in disrepair. All security systems, ventilation, heating, air-conditioning, refrigeration, mechanical and other equipment shall be kept in good working order by Tenant at all times during the Term hereof.

     9.3 GOLF COURSE MAINTENANCE. Tenant, at its expense, will replace, repair and maintain the golf course portion of the Leased Property in a condition which is consistent with the prior practices of Tenant or its affiliates with respect to the Leased Property. Without limitation of the foregoing, Tenant will, at its expense, replace or refurbish all tee box signs, pins, flags, markers, benches and related golf course equipment as the same becomes worn-out or in disrepair in accordance with prior practices. All grounds-keeping and landscaping for the golf course will be maintained by Tenant in the condition contemplated by Exhibit D attached hereto and made a part hereof.

     9.4 WAIVER OF STATUTORY OBLIGATIONS. Landlord shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, or to maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

     9.5 MECHANIC'S LIENS. Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property, in either case, in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof.

     9.6 SURRENDER OF LEASED PROPERTY. Unless this Lease shall have been terminated pursuant to the provisions of Article 14, Tenant shall, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Landlord in the condition in which the Leased Property was originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Tenant to maintain the Leased Property in good order and repair during the entire Term of this Lease) and damage due to a casualty or condemnation.

     9.7 TRANSFER OF OPERATING PERMITS. Upon the expiration or earlier termination of the Term, Tenant shall assign to Landlord all of its right, title and interest in and to any and all licenses, permits and other authorizations or approvals which then exist relative to the operation of the Leased Property (without any representation or warranty by Tenant as to their assignability or Tenant's ownership thereof), and to the extent they are assignable, Tenant shall, at no expense to Tenant, cooperate with Landlord to effectuate such transfers, including, without limitation, executing and delivering any petitions, applications or other documentation required by applicable governmental authorities in connection with such transfers.


                                  ARTICLE 10

                            TENANT'S IMPROVEMENTS

     10.1 TENANT'S RIGHT TO CONSTRUCT. During the Term of this Lease, Tenant may not make any alterations, additions, changes and/or other capital improvements to the Leased Property (individually, a "Tenant Improvement," and collectively, "Tenant Improvements") without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed and which consent shall not be deemed unreasonably withheld or delayed if Landlord must obtain any Facility Mortgagee's consent and if such Facility Mortgagee elects not to consent. Notwithstanding the foregoing, Tenant shall be entitled, without Landlord's consent, to make any alterations, additions, changes and other capital improvements (all of which shall be included within the phrase "Tenant Improvements" hereunder), which (1) fall in any one or more of the following categories: (a) are replacements or capital repairs of existing improvements, fixtures and equipment performed to a standard and in a quality equal to or better than what had previously existed and the cost of which, in each instance, does not exceed $500,000.00; (b) are cosmetic in nature, including but not limited to repainting, recarpeting, redecorating and relandscaping and do not cost, in each instance, more than $500,000.00, (c) are nonstructural, including but not limited to guest room renovations and interior improvements in restaurants, bars, retail shops and lobbies and do not cost, in each instance, more than $500,000.00; or (d) cost $500,000.00 or less and (2) do not significantly alter the character or purposes or reduce the value, operating efficiency or revenue producing capability of the Leased Property [all references to $500,000.00 in the foregoing sentence shall be deemed to mean said amount as increased based upon changes in the Consumer Price Index from the date of this Lease]. In any case where Landlord's consent to a Tenant Improvement is required, Tenant shall submit plans or another description of the proposed Tenant Improvements sufficient for Landlord to evaluate such proposed Tenant Improvements to Landlord, and Landlord shall have a period of fifteen (15) Business Days after receipt of Tenant's submission to deliver notice to Tenant either granting or withholding its consent, and any failure to deliver such notice within such fifteen (15) Business Day period shall be deemed to be the granting of consent. Except as otherwise agreed to by Landlord in writing, any such Tenant Improvement shall be made at Tenant's sole expense and shall become the property of Landlord upon termination of this Lease.

     10.2 SCOPE OF RIGHT. With respect to any permitted Tenant Improvements and subject to Section 10.1 above, Tenant shall have the right, at Tenant's cost and expense, to:

           (a) seek any governmental approvals, including building permits, licenses, conditional use permits and any certificate of need that Tenant requires to construct any Tenant Improvement;

           (b) demolish, remove or otherwise dispose of any of the Tenant Improvements;

           (c) erect upon the Leased Property such Tenant Improvement as Tenant deems desirable;

           (d) make additions, alterations, changes and improvements in any Tenant Improvement so erected;

           (e) raze and demolish any Tenant Improvement together with the right to salvage therefrom; and

           (f) engage in any other lawful activities that Tenant determines are necessary or desirable for the development of the Leased Property in accordance with its Primary Intended Use.

      10.3 COOPERATION OF LANDLORD. With respect to any permitted Tenant Improvement, Landlord shall cooperate with Tenant and take such actions, including the execution and delivery to Tenant of any applications or other documents, reasonably requested by Tenant in order to obtain any governmental approvals sought by Tenant to construct such Tenant Improvement within ten (10) Business Days following the later of (a) the date Landlord receives Tenant's request, or (b) the date of delivery of any such application or document to Landlord, so long as the taking of such action, including the execution of said applications or documents, shall be without cost to Landlord (or if there is a cost to Landlord, such cost shall be reimbursed by Tenant), and will not cause Landlord to be in violation of any law, ordinance or regulation.

      10.4 COMMENCEMENT OF CONSTRUCTION.  Tenant agrees that:

           (a) Tenant shall diligently seek all governmental approvals relating to the construction of any Tenant Improvement;

           (b) Once Tenant begins the construction of any Tenant Improvement, Tenant shall diligently prosecute any such construction to completion in accordance with applicable insurance requirements and the laws, rules and regulations of all governmental bodies or agencies having jurisdiction over the Leased Property;

           (c) Landlord shall have the right at any time and from time to time to post and maintain upon the Leased Property such notices as may be necessary to protect Landlord's interest from mechanics' liens, materialmen's liens or liens of a similar nature;

           (d) Except as provided in Article 12, Tenant shall not suffer or permit any mechanics' liens or any other claims or demands arising from the work or construction of any Tenant Improvement to be enforced against the Leased Property or any part thereof, and Tenant agrees to hold Landlord and said Leased Property free and harmless from all liability from any such liens, claims or demands, together with all costs and expenses in connection therewith; and

           (e) All work shall be performed in a good and workmanlike manner.

      10.5 RIGHTS IN TENANT IMPROVEMENTS. Notwithstanding anything to the contrary in this Lease, all Tenant Improvements constructed pursuant to Section 10.1, and any and all subsequent additions thereto and alterations and replacements thereof, shall be the sole and absolute property of Tenant during the Term of this Lease. Upon the expiration or early termination of this Lease, all such Tenant Improvements shall become the property of Landlord. Without limiting the generality of the foregoing, Tenant shall be entitled to all federal and state income tax benefits associated with any Tenant Improvement during the Term of this Lease.


                                   ARTICLE 11

                  LIENS, ENCROACHMENTS AND OTHER TITLE MATTERS

      11.1 LIENS. Subject to the provisions of ARTICLE 12 relating to permitted contests, Tenant will not directly or indirectly create or allow to remain, and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however:

           (a) the matters, if any, that existed, as of the Commencement Date;

           (b) restrictions, liens and other encumbrances which are consented to in writing by Landlord, or any easements granted pursuant to the provisions of Section 7.3 of this Lease;

           (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder;

           (d) subleases permitted by Article 24;

           (e) liens for Impositions or for sums resulting from noncompliance with legal requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article 12;

           (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed (provided that such liens are in the process of being contested as permitted by Article 12) or not yet due; and

           (g) any liens which are the responsibility of Landlord pursuant to the provisions of Article 26.

      11.2 ENCROACHMENTS AND OTHER TITLE MATTERS.

           (a) Subject to Section 18.1 and excepting any matters granted or created by Landlord after the Commencement Date, if (i) any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject and (ii) such encroachment, violation or impairment is the result of any act or omission of Tenant occurring during the Term or of Tenant's affiliate during its ownership of the Leased Property prior to the Term, then promptly upon the request of Landlord or at the behest of any Person affected by any such encroachment, violation or impairment, Tenant, at its sole cost and expense (subject to its right to contest the existence of any such encroachment, violation or impairment), shall protect, indemnify, save harmless and defend Landlord from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses) based on, or arising by reason of, any such encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (A) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant; or (B) make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation or encroachment. Tenant's obligations under this Section 11.2(a) shall survive any termination of this Lease for a period of one (1) year and shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance.

           (b) Subject to Section 18.1, if, as a result of any matters granted or created by Landlord after the Commencement Date, any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Leased

      Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other rights under a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Tenant or at the behest of any Person affected by any such encroachment, violation or impairment, Landlord, at its sole cost and expense (subject to its right to contest the existence of any such encroachment, violation or impairment), shall protect, indemnify, save harmless and defend Tenant from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses) based on, or arising by reason of, any such encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant; or (ii) make such changes in the Leased Improvements, and take such other actions, as Landlord in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to enable Tenant to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation or encroachment. Landlord's obligations under this Section 11.2(b) shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Landlord shall be entitled to a credit for any sums recovered by Tenant under any such policy of title or other insurance.


                                  ARTICLE 12

                              PERMITTED CONTESTS

      Tenant, on its own or on Landlord's behalf (or in Landlord's name) but at Tenant's expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition or any Legal Requirement or any lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by
Section 11.1, provided that:

           (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property, and neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings;

           (b) in the case of a Legal Requirement, Landlord would not be subject to criminal or civil liability for failure to comply therewith pending the outcome of such proceedings. Nothing in this Article 12(b), however, shall permit Tenant to delay compliance with any requirement of any Environmental Law to the extent such non-compliance poses an immediate threat of injury to any Person or to the public health or safety or of material damage to any real or personal property;

           (c) in the case of a Legal Requirement and/or an Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security, if any, as may be demanded by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the affected Leased Property or the Rent by reason of such non-payment or noncompliance, provided, however, the provisions of this Article 12 shall not be construed to permit Tenant to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition or the basis for the assertion of any other claim) or any other sums payable by Tenant to Landlord hereunder;

           (d) no such contest shall interfere in any material respect with the use or occupancy of the Leased Property;

           (e) in the case of an Insurance Requirement, the coverage required by Article 13 shall be maintained; and

           (f) if such contest be finally resolved against Landlord or Tenant, Tenant shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement, and Landlord, at Tenant's expense, shall execute and deliver to Tenant such authorization and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. Tenant shall indemnify and save Landlord harmless against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.


                                   ARTICLE 13

                                   INSURANCE

      13.1 GENERAL INSURANCE REQUIREMENTS. Subject to the terms of Section 13.7 and Article 22 hereof, during the Term of this Lease, Tenant shall at all times obtain and maintain, at Tenant's sole cost and expense, the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to do insurance business in the State in which the Leased Property is located. The policies must name Landlord as an additional insured, except on the business interruption insurance, worker's compensation insurance and employer's liability insurance. Losses shall be payable to Landlord and/or Tenant as provided in Article 14 with respect to the property insurance proceeds governed thereby. In addition, the policies described in Sections 13.1(a) and 13.1(b) below (other than with respect to Tenant's Personal Property) shall contain a standard form of mortgagee's loss payable endorsement in favor of the holder of any mortgage, deed of trust or other security agreement securing any indebtedness or any other Landlord's Encumbrance placed on the Leased Property in accordance with the provisions of Article 26 ("Facility Mortgage"). Any loss adjustment with respect to the coverages described in Sections 13.1(a) and 13.1(b) below (other than with respect to Tenant's Personal Property) shall require the written consent of Landlord, Tenant, and each Facility Mortgagee. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The policies on the Leased Property, including the Leased Improvements, Fixtures, Tenant's Personal Property and any Tenant Improvements, shall insure against the following risks:

           (a) Property damage insurance in an amount not less than the Full Replacement Cost thereof covering all real and personal property, which insurance shall be written on an "all risks" and replacement cost form;

           (b) Boiler and machinery coverage insuring against damage to, and against loss or damage caused by an accident or occurrence arising from or related to, boilers, heating apparatus, pressure vessels and pipes, air conditioning apparatus and electrical equipment, which insurance coverage shall be written on a standard, broad form boiler and machinery policy (on a blanket or comprehensive basis) and shall include "repair and replacement" coverage;

           (c) Commercial general liability insurance in an amount not less than $1,000,000.00 per occurrence/$2,000,000.00 aggregate, insuring against liability for bodily injury and property damage and, including without limitation, the following coverage:


                   (i)  premises and operations liability;

                  (ii)  independent contractors liability;

                 (iii)  product/completed operations liability;

                  (iv)  broad form property damage liability;

                   (v) blanket contractual liability with respect to all contracts, written and oral;

                   (vi)  personal injury liability;

                  (vii)  liquor liability;

                 (viii)  incidental malpractice liability; and

                   (ix)  garagekeepers legal liability.

           (d) Comprehensive automobile liability insurance in an amount not less than $1,000,000.00 per occurrence covering liability for bodily injury and property damage arising out of the ownership, maintenance or use of all private passenger and commercial vehicles and other equipment required to be licensed for road use;

           (e) Innkeeper's legal liability insurance covering the property of guests of the Facility in an amount not less than $10,000.00 per guest and $250,000.00 per occurrence;

           (f) Safe depository insurance in an amount not less than $250,000.00 per occurrence;

           (g) Business interruption insurance written on an "all risks" form either as endorsements to the policies satisfying (a) and (b) above or on a separate policy, such insurance to include specific coverage for the Rent;

           (h) Broad form umbrella/excess liability insurance, which shall cover defense costs on a "first dollar" basis and shall provide coverage not less than "following form" in respect of all underlying coverages, in an amount not less than $75,000,000.00 covering against excess liability over coverages provided by all primary general liability, automobile liability and employers' liability insurance policies.

           (i) Workers' compensation insurance complying with the statutory workers' compensation law for the State;

           (j) Employer's liability insurance in an amount not less than $500,000.00 covering against liability in respect of employees, agents and servants not covered by workers' compensation insurance and against occupational disease benefits;

           (k) Employee fidelity insurance in an amount not less than $500,000.00;

           (l) Employment practices coverage in an amount not less than $1,000,000 per claim/aggregate; and

           (m) Such other insurance on or in connection with any of the Leased Property as Landlord or any Facility Mortgagee may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size and use to the Leased Property and located in the geographic area where the Leased Property is located; provided, however, that to the extent that the imposition of the requirement to obtain such other insurance causes the cost to Tenant of obtaining and maintaining all of the insurance then required under this Lease to exceed Tenant's cost for the insurance required under this Lease during the first Fiscal Year of the Term, as such cost is increased based upon changes in the Consumer Price Index since the date of this Lease, Landlord shall be responsible to pay the amount in excess of said Consumer Price Index increased cost.

      13.2 REPLACEMENT COST. In the event either party believes that the Full Replacement Cost of the insured property has increased or decreased at any time during the Term, such party shall have the right to have such Full Replacement Cost redetermined by the fire insurance company which is then carrying the largest amount of fire insurance carried on the Leased Property (the "Impartial Appraiser"). The party desiring to have the Full Replacement Cost so redetermined shall forthwith, on receipt of such determination by such Impartial Appraiser, give written notice thereof to the other party hereto.
The determination of such Impartial Appraiser shall be final and binding on the parties hereto, and Tenant shall forthwith increase, or may decrease, the amount of the insurance carried pursuant to Section 13.1 above, as the case may be, to the amount so determined by the Impartial Appraiser. Each party shall pay one-half of the fee, if any, of the Impartial Appraiser.

      13.3 WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives any and all rights of recovery against the other (and against the officers, employees and agents of the other party) for loss of, or damage to, such waiving party or its property or the property of others under its control, to the extent such loss or damage is covered by any property insurance, including but not limited to rental loss and business interruption coverages, required to be maintained under Section 13.1. All insurance policies carried by either party covering the Leased Property including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party (including any Facility Mortgagee). The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge, the other party, at its election, may pay the same, but shall not be obligated to do so.

      13.4 FORM SATISFACTORY, ETC. All of the policies of insurance referred to in Section 13.1 shall be written in a form reasonably satisfactory to Landlord and by insurance companies rated not less than AVIII by A.M. Best's Insurance Guide. Except as otherwise expressly provided in this Article 13, Tenant shall pay all premiums for the policies of insurance referred to in Section 13.1 and shall deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, at least 10 days prior to the expiration of the existing policy). In the event Tenant fails to satisfy its obligations under this Section 13.4 after notice thereof being given to Tenant, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums (together with interest thereon accruing at the Overdue Rate until repaid) shall be repayable to Landlord
upon written demand as Additional Charges.   Each policy of insurance required
by Section 13.1 shall, by endorsement on the policy or policies, or by independent instrument furnished to Landlord, provide that the insurer thereunder will give to Landlord not less than thirty (30) days' written notice before the policy or policies in question shall be altered, allowed to expire or canceled. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of the Leased Property for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any Facility Mortgage pursuant to any provision of a mortgage, note, assignment or other document evidencing or securing a loan upon the happening of an event of default therein or (iv) any change in title to or ownership of the Leased Property.

     13.5 CHANGE IN LIMITS. In the event that Landlord shall at any time reasonably determine on the basis of prudent industry practice that the liability insurance carried by Tenant pursuant to Section 13.1(c) is either excessive or insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried; and such insurance shall thereafter be carried with the limits thus agreed on until further changed pursuant to the provisions of this Section 13.5; provided, however, that the deductibles for such insurance or the amount of such insurance which is self-retained by Tenant shall be as reasonably determined by Tenant so long as Tenant can reasonably demonstrate its ability to satisfy such deductible or amount of such self-retained insurance.

     13.6 BLANKET POLICY. Notwithstanding anything to the contrary contained in this Article 13, Tenant's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article 13 are otherwise satisfied. The amount of the total insurance allocated to the Leased Property, which amount shall be not less than the amounts required pursuant to
Section 13.1, shall be specified either (i) in each such "blanket" policy or
(ii) in a written statement, which Tenant shall deliver to Landlord and Facility Mortgagee, from the insurer thereunder. A certificate of each such "blanket" policy shall promptly be delivered to Landlord and Facility Mortgagee.


                                   ARTICLE 14

                       APPLICATION OF INSURANCE PROCEEDS

     14.1 INSURANCE PROCEEDS. All proceeds ("Property Insurance Proceeds") of insurance payable by reason of any loss or damage to the Leased Property or any portion thereof, or to any portion of Tenant's Personal Property which has been purchased in replacement of

Landlord's Personal Property ("Tenant's Replacement Personal Property") and insured under any policy of insurance required by Article 13 shall (i) if greater than $500,000, be paid to an insurance trustee mutually approved by Landlord, Tenant and any Facility Mortgagee (the cost of which, if not covered by insurance proceeds or if the insurance proceeds are insufficient, shall be borne entirely by Tenant) and held by said insurance trustee in accordance with this Article 14 and (ii) if less than such amount, be paid to and held by Tenant. All such Property Insurance Proceeds shall be held in trust and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof. It is expressly understood that "Property Insurance Proceeds" shall not include (a) the proceeds of Tenant's business interruption insurance (the "BI Proceeds"), which shall, subject to Section 14.4 below, belong to Tenant, (b) the proceeds ("Tenant's PP Proceeds") of insurance on that portion of Tenant's Personal Property which does not constitute Tenant's Replacement Personal Property, which shall, subject to Section 14.4 below, belong to Tenant, or (c) the proceeds of Landlord's loss of rents insurance (the "Rental Loss Proceeds"), which shall belong to Landlord, subject to any rights of any Facility Mortgagee.

           14.1.1 DISBURSEMENT OF PROPERTY INSURANCE PROCEEDS. Any Property Insurance Proceeds held by the insurance trustee or Tenant shall be paid out by said insurance trustee or Tenant from time to time for the reasonable costs of such reconstruction or repair (which, to the extent covered by the Property Insurance Proceeds, may also include supervision costs and/or technical service fees); provided, however, that the Property Insurance Proceeds shall be disbursed subject to the following requirements:

                 (i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld or delayed (and Landlord's failure to respond within fifteen (15) Business Days shall be deemed Landlord's approval thereof) and (B) if legally permitted, appropriate waivers of mechanics' and materialmen's liens shall have been filed;

                 (ii) at the time of any disbursement, subject to Article 12, no mechanics' or materialmen's liens shall have been filed against any of the Leased Property and remain undischarged, unless a satisfactory bond shall have been posted in accordance with the laws of the State;

                 (iii) disbursements shall be made from time to time in an
            amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) a satisfactory bringdown of title insurance and (D) other evidence of cost and payment so that said insurance trustee, Landlord and Facility Mortgagee can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                 (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by a duly authorized representative of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                 (v) to the extent actually held by Landlord and not by a
            Facility Mortgagee or said insurance trustee, (1) the proceeds shall be held in a separate account and shall not be commingled with Landlord's other funds, and (2) interest shall accrue on funds so held at the money market rate of interest and such interest shall constitute part of the proceeds; and

                 (vi) such other reasonable conditions as Landlord or Facility
            Mortgagee may reasonably impose, including, without limitation, payment by Tenant of reasonable costs of administration imposed by or on behalf of Facility Mortgagee should the proceeds be held by Facility Mortgagee.

            14.1.2 EXCESS PROPERTY INSURANCE PROCEEDS. Any excess Property Insurance Proceeds remaining after the completion of the restoration or reconstruction of the Leased Property (or in the event neither Landlord nor Tenant is required or elects to repair and restore) shall be paid to Landlord and Tenant in like proportions to the value of Landlord's interests in the Leased Property and Tenant's interest in Tenant's Replacement Personal Property and the Tenant Improvements, or any portion thereof, as determined under Article 13, upon completion of any such repair and restoration except as otherwise specifically provided below in this Article 14. All salvage resulting from any risk covered by insurance shall belong to Landlord.

            14.1.3 DELIVERY OF INSURANCE PROCEEDS. If any BI Proceeds or Tenant's PP Proceeds are paid to Landlord or by check jointly made payable to Tenant and Landlord, then, so long as there is not then existing an uncured Event of Default on the part of Tenant, Landlord shall not have the right to any such proceeds or to offset any amount hereof against sums due or to become due from Tenant to Landlord under this Lease, and Landlord shall pay to Tenant or endorse and deliver to Tenant any check for BI Proceeds or Tenant's PP Proceeds on or before three (3) Business Days after receipt thereof by Landlord (and if there is such an Event of Default, then Landlord shall only be entitled to hold or retain therefrom that amount which is then subject to such Event of Default and the balance shall be paid over to Tenant). If any Rental Loss Proceeds are paid to Tenant or by check jointly made payable to Tenant and Landlord, Tenant shall not have the right to any such proceeds or to offset any amount thereof against sums due or to become due from Landlord under this Lease, and Tenant shall pay to Landlord or endorse and deliver to Landlord any check for Rental Loss Proceeds on or before three (3) Business Days after receipt thereof by Tenant. If any Property Insurance Proceeds are paid to Tenant or by check jointly made payable to Tenant and Landlord, Tenant shall not have the right to any such proceeds or to offset any amount thereof against sums due or to become due from Landlord under this Lease, and Tenant shall pay to Landlord or endorse and deliver to Landlord any check for Property Insurance Proceeds on or before three (3) Business Days after receipt thereof by Tenant.


      14.2  RECONSTRUCTION COVERED BY INSURANCE.

            14.2.1 DESTRUCTION RENDERING FACILITY UNSUITABLE FOR ITS PRIMARY USE. If during the Term the Leased Property is totally or partially destroyed from a risk covered by the insurance described in Article 13 and the Facility thereby is rendered Unsuitable For Its Primary Intended Use, Tenant shall diligently restore the Facility to substantially the same condition as existed immediately before the damage or destruction.

            14.2.2 DESTRUCTION NOT RENDERING FACILITY UNSUITABLE FOR ITS PRIMARY USE. If during the Term, the Leased Property is totally or partially destroyed from a risk covered by the insurance described in
      Article 13, but the Facility is not thereby rendered Unsuitable For Its Primary Intended Use, Tenant shall diligently restore the Facility to substantially the same condition as existed immediately before the damage or reconstruction; provided, however, Tenant shall not be required to restore that portion of Tenant's Personal Property which is not Tenant's Replacement Personal Property and/or any Tenant Improvements if failure to do so does not adversely affect the amount of Additional Rent payable hereunder. Such damage or destruction shall not terminate this Lease.

            14.2.3 COSTS OF REPAIR. If the cost of the repair or restoration exceeds the amount of proceeds received by Landlord or Tenant from the insurance required under Article 13, Tenant shall pay for such excess cost of repair or restoration.

      14.3 RECONSTRUCTION NOT COVERED BY INSURANCE. If during the Term, the Facility is totally or materially destroyed from a risk not covered by the insurance described in Article 13, whether or not such damage or destruction renders the Facility Unsuitable For Its Primary Intended Use, Tenant shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction.

      14.4 NO ABATEMENT OF RENT. This Lease shall remain in full force and effect and Tenant's obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated during the period required for repair and restoration; provided, however, that if there is then no uncured Event of Default on the part of Tenant, Tenant shall be entitled to retain any BI Proceeds (which amounts shall be deemed Rooms Revenue and Golf Course Revenue for purposes hereof and allocated between the two components on the same basis as the relationship of said two components on the then most recent full Fiscal Year financial statements for the Leased Property).

     14.5 WAIVER. Tenant hereby waives any statutory or other rights of termination which may arise by reason of any damage or destruction of the Facility which Landlord or Tenant is obligated to restore or may restore under any of the provisions of this Lease.

     14.6 DAMAGE NEAR END OF TERM. Notwithstanding any other provision to the contrary in this Article 14, if damage to or destruction of the Leased Property occurs during the last 24 months of the Term of this Lease, and if such damage or destruction cannot reasonably be expected to be fully repaired or restored prior to the date that is 12 months prior to the end of the then-applicable Term, then either Landlord or Tenant shall have the right to terminate this Lease on not less than thirty (30) days' prior notice to the other party by giving notice thereof to said other party within 60 days after the date of such damage or destruction. Upon any such termination, Landlord shall be entitled to retain all Property Insurance Proceeds, grossed up by Tenant to account for the deductible or any self-insured retention; provided, however, that Tenant shall be entitled to retain or receive all Property Insurance Proceeds relating to Tenant Improvements. If Landlord shall give Tenant a notice under this
Section 14.6 that it seeks to terminate this Lease at a time when Tenant has a remaining Extended Term, then such termination notice shall be of no effect if Tenant shall exercise its rights to extend the Term not later than the earlier of the time required by Section 2.2 or within thirty (30) days after Landlord's notice of termination given under this Section 14.6.


                                   ARTICLE 15

                                  CONDEMNATION

     15.1 TOTAL TAKING. If, at any time during the Term, the Leased Property is totally and permanently taken by Condemnation, this Lease shall terminate on the Date of Taking and Tenant shall promptly pay all outstanding Rent and other charges through such date of termination.

     15.2 PARTIAL TAKING. If a portion of the Leased Property is taken by Condemnation, this Lease shall remain in effect if the Facility is not thereby rendered Unsuitable For Its Primary Intended Use, but if the Facility is thereby rendered Unsuitable For Its Primary Intended Use, this Lease shall terminate on the Date of Taking.

     15.3 RESTORATION. If there is a partial taking of the Leased Property and this Lease remains in full force and effect pursuant to Section 15.2, Landlord at its cost shall accomplish all necessary restoration up to but not exceeding the amount of the Award payable to Landlord, as provided herein. Landlord shall cause such restoration to be performed with due diligence and in a good and workmanlike manner, keeping the Leased Property at all times free from mechanic's liens. If Tenant receives an Award under Section 15.4, Tenant shall repair or restore any Tenant Improvements up to but not exceeding the amount of the Award payable to Tenant therefor.

      15.4 AWARD DISTRIBUTION. The entire Award shall belong to and be paid to Landlord, except that, subject to the rights of the Facility Mortgagee, Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such items, a sum attributable to the value, if any, of:
(i) any Tenant Improvements and (ii) the leasehold interest of Tenant under this Lease; provided, however, that if the amount received by Landlord and the Facility Mortgagee is less than the Condemnation Threshold, then the amount of the Award otherwise payable to Tenant for the value of its leasehold interest under this Lease (and not any other funds of Tenant) shall instead be paid over to Landlord up to the amount of the shortfall.

      15.5 TEMPORARY TAKING. The taking of the Leased Property, or any part thereof, by military or other public authority shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than six months. During any such six month or less period, which shall be deemed a temporary taking, all the provisions of this Lease shall remain in full force and effect with no abatement of Rent payable by Tenant hereunder. In the event of any such temporary taking, the entire amount of any such Award made for such temporary taking allocable to the Term of this Lease, whether paid by way of damage, rent or otherwise, shall be paid to Tenant.


                                   ARTICLE 16

                               EVENTS OF DEFAULT

      16.1 EVENTS OF DEFAULT. If any one or more of the following events (individually, an "Event of Default") shall occur:

           (a) if Tenant shall fail to make payment of the Rent payable by Tenant under this Lease when the same becomes due and payable and such failure is not cured by Tenant within a period of 10 days after receipt by Tenant of notice thereof from Landlord;

           (b) if Tenant shall fail to obtain, maintain or replace the security deposit as required by Article 21 and such failure is not cured within ten (10) days after Landlord gives Tenant written notice thereof;

           (c) if, other than as a result of Unavoidable Delays, Tenant shall fail to observe or perform any material term, covenant or condition of this Lease and such failure is not cured by Tenant within a period of thirty (30) days after receipt by Tenant of notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof, and in any event cures such failure within an additional ninety (90) day period following the foregoing thirty (30) day cure period; provided, however, that the cure period shall not extend beyond thirty (30) days as otherwise provided by this Section 16.1(c) if the facts or circumstances giving rise to the default are creating a further harm to Landlord or the Leased Property and Landlord makes a good faith determination that Tenant is not undertaking remedial steps that Landlord would cause to be taken if this Lease were then to terminate.

            (d) if Tenant shall:

                 (i) admit in writing its inability to pay its debts generally as they become due;

                 (ii) file a petition in bankruptcy or a petition to take
            advantage of any insolvency act;

                 (iii) make an assignment for the benefit of its creditors;

                 (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

                 (v) file a petition or answer seeking reorganization or
            arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

            (e) if Tenant shall, on a petition in bankruptcy filed against it, be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant, a receiver of Tenant or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Tenant under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof;

            (f) if Tenant shall be liquidated or dissolved and is not reconstituted within ninety (90) days thereafter, or shall begin proceedings toward such liquidation or dissolution;

            (g) if the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety
      (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord (unless Tenant shall be contesting such lien or attachment in accordance with Article 12);

           (h) if, except as a result of damage, destruction or a partial or complete Condemnation or other Unavoidable Delays, or, as a result of any renovation, repair, or replacement expressly required or permitted under this Lease, Tenant voluntarily ceases operations on the Leased Property for a period in excess of forty-five (45) consecutive days;

           (i) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect and any adverse effect on Landlord of any such misrepresentation or breach of warranty has not been corrected to Landlord's satisfaction within twenty (20) days after Tenant becomes aware of, or is notified by Landlord of the fact of, such misrepresentation or breach of warranty;

           (j) Intentionally Omitted

           (k) a default by Tenant in any payment of principal or interest on any obligations for borrowed money having a principal balance of $5,000,000 or more in the aggregate (excluding obligations which are limited in recourse to specific property of Tenant provided that such property is not a substantial portion of the assets of Tenant), or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), if an effect of such default is that the holder(s) of such obligation cause such obligation to become due prior to its stated maturity; or

           (l) a final, non-appealable judgment or judgments for the payment of money in excess of $3,000,000 in the aggregate not fully covered (excluding deductibles) by insurance shall be rendered against Tenant and the same shall remain undischarged, unvacated, unbonded, or unstayed for a period of sixty (60) consecutive days;

THEN, Landlord may terminate this Lease by giving Tenant not less than ten (10) days' notice (or no notice for clauses (d), (f) and (g)) of such termination and upon the expiration of the time fixed in such notice, the Term shall terminate and all rights of Tenant under this Lease shall cease. Without limitation of the foregoing, Landlord shall have all other rights at law and in equity available to Landlord as a result of any Event of Default under this Lease.

      Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant expressly waives the service of any statutory demand or notice which is a prerequisite to Landlord's commencement of eviction proceedings against Tenant, including the demands and notices specified in 735 ILCS Section
Section  5/9-209 and 5/9-210.

      16.2 PAYMENT OF COSTS. Tenant shall, to the extent permitted by law, pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys' fees and expenses, as a result of any Event of Default hereunder.

      16.3 EXCEPTIONS. No Event of Default (other than a failure to make payment of money or post a required letter of credit) shall be deemed to exist under clause (c) or clause (j) during any time the curing thereof is prevented by an Unavoidable Delay; provided that, upon the cessation of such Unavoidable Delay, Tenant shall remedy such default without further delay.

      16.4 CERTAIN REMEDIES. If an Event of Default shall have occurred (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto as set forth in Section 16.1) and be continuing, whether or not this Lease has been terminated pursuant to Section 16.1, Tenant shall, to the extent permitted by law, if required by Landlord so to do, immediately surrender to Landlord the Leased Property pursuant to the provisions of Section 16.1 and quit the same and Landlord may enter upon and repossess the Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and any and all Tenant's Personal Property from the Leased Property subject to any requirement of law.

      16.5 DAMAGES.  None of (a) the termination of this Lease pursuant to
Section 16.1, (b) the repossession of the Leased Property, (c) the failure of Landlord, notwithstanding reasonable good faith efforts, to relet the Leased Property, (d) the reletting of all or any portion thereof, nor (e) the failure of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property to, and including, the date of such termination. Thereafter, Tenant shall forthwith pay to Landlord, at Landlord's option, as and for liquidated and agreed current damages for Tenant's default, either:

            (A) the sum of:

                 (1) the worth at the time of award of the unpaid Rent which had been earned at the time of termination,

                 (2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided,

                 (3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and

                 (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; provided, however, that Landlord shall not be entitled to punitive or speculative damages as a consequence of such Event of Default on the part of Tenant hereunder.

      In making the above determinations, the worth at the time of the award shall be determined by the court having jurisdiction thereof using, as a discount factor for present value, a rate equal to the Prime Rate at the time of the Event of Default, and the Additional Rent shall be deemed to be the same as for the then-current Fiscal Year or, if not determinable, the immediately preceding Fiscal Year, for the remainder of the Term, or such other amount as either party shall prove reasonably could have been earned during the remainder of the Term or any portion thereof; or

           (B) without termination of Tenant's right to possession of the Leased Property, each installment of said Rent and other sums payable by Tenant to Landlord under the Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the maximum annual rate permitted by the law of the State from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease.

      16.6 ADDITIONAL REMEDIES. In addition to and without limitation of the foregoing, Landlord shall have all other remedies that may be available under applicable law.

      16.7 APPOINTMENT OF RECEIVER. Upon the occurrence of an Event of Default, and upon filing of a suit or other commencement of judicial proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled to seek in accordance with applicable laws the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and the Facility and of the revenues, earnings, income, products and profits thereof, pending such proceedings, with such powers as the court making such appointment shall confer.

      16.8 WAIVER. If this Lease is terminated pursuant to Section 16.1, Tenant waives, to the extent permitted by applicable law (a) any right of redemption, re-entry or repossession and (b) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article 16.

      16.9 APPLICATION OF FUNDS. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Tenant's obligations in such order as Landlord may determine or as may be prescribed by the laws of the State.

                                  ARTICLE 17

                  LANDLORD'S RIGHT TO CURE TENANT'S DEFAULT

     If Tenant shall fail to make any payment or to perform any act required to be made or performed under this Lease, and to cure the same within the relevant time periods in Section 16.1, Landlord, after notice to and demand upon Tenant, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Tenant. Landlord may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant.
All sums so paid by Landlord and all costs and expenses (including reasonable attorneys' fees and expenses, to the extent permitted by law) so incurred, together with a late charge thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article 17 shall survive the expiration or earlier termination of this Lease.


                                   ARTICLE 18

                        OPERATIONS/CAPITAL EXPENDITURES

     18.1 ANNUAL PLAN. On or before the Commencement Date (i.e., with respect to the calendar year in which the Commencement Date occurs), and thereafter on or before November 30th of each year during the Term hereof, Tenant shall deliver to Landlord a report with respect to the next succeeding calendar year (herein, an "Annual Plan"), setting forth the plans and prospects for Tenant's business operations at the Leased Property, which shall include (i) a forecast or budget of revenues (including, without limitation, Rooms Revenue, Golf Course Revenue and FB&M Revenue) and expenses for such period, (ii) a projection on a month-by-month basis of cash in-flow and working capital, (iii) proposed plans for marketing, sales, promotion, and advertising, (iv) a schedule of all fees and charges to be imposed at the Leased Property, including, but not limited to, room rates, greens fees and cart rental charges, charges for the use of practice range facilities, food and beverages charges, and fees and charges for other services, amenities and products that Tenant intends to offer at the Leased Property, (v) a forecast or budget of Capital Expenditures for such period, together with the plan for any improvements to be made by Tenant during such period to the hotel, clubhouse and other buildings at the Leased Property, and of the golf course, landscaping and related physical facilities on the Leased Property, and (vi) description of any other material action concerning the management, operation or marketing of the Leased Property contemplated for the period at issue. Tenant shall utilize good faith efforts to implement the Annual Plan for the respective period or periods covered thereby and shall promptly notify Landlord of any action taken by Tenant which materially deviates from the matters set forth in the current Annual Plan. Without limitation of the foregoing, it is agreed by Tenant that the Annual Plan shall provide for not less than four percent (4%) of Gross Revenues budgeted for such annual period either to be spent on Capital Expenditures or to be deposited into the Capital Expenditure Reserve Account (as defined below), but the actual amount to be so expended or deposited shall be determined in accordance with Section 18.2 below.

     18.2 FUNDING OF CAPITAL EXPENDITURE RESERVE ACCOUNT. Within twenty (20) days after the end of each Fiscal Quarter during the Term hereof, Tenant shall deposit into an account at LaSalle National Bank or another institution designated by Tenant and approved by Landlord (herein, the "Capital Expenditure Reserve Account"), the aggregate "Capital Expenditure Reserve Amounts" required for the immediately preceding Fiscal Quarter. As further security for the payment and performance of all obligations of Tenant hereunder, Tenant hereby grants to Landlord and, if so requested by Landlord, to any Facility Mortgagee designated by Landlord, a security interest in and to the Capital Expenditure Reserve Account and all sums on deposit therein (which security interest shall be acknowledged by the institution with which said account is established).
All such sums will be held in the Capital Expenditure Reserve Account and released and applied in accordance with the terms of this Lease. Tenant may make withdrawals from the Capital Expenditure Reserve Account for (a) Capital Expenditures that are reflected in the Annual Plan and (b) those expenditures for repairs, replacements, upgrades and other items which, under generally accepted accounting principles as applied in the hotel/resort industry, constitute capital expenditures (the expenditures described in the foregoing clauses (a) and (b) are hereinafter collectively called "Eligible Expenditures"). Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default hereunder, Tenant shall have no further right to withdraw any amounts on deposit in the Capital Expenditure Reserve Account, Landlord shall be entitled to become the sole signatory on the Capital Expenditure Reserve Account, and such amounts shall be deemed to be held by Landlord as further security for Tenant's obligations hereunder, to be disbursed or applied in accordance with the same terms and conditions as set forth in Article 21 hereof with respect to the balance of the security then on deposit with Landlord; provided, however, that until this Lease is terminated or Tenant's right to possession of the Leased Property is terminated without this Lease being terminated, Landlord shall only cause amounts in the Capital Expenditure Reserve Account to be disbursed for Eligible Expenditures and Landlord shall cause the amounts in the Capital Expenditure Reserve Account to be disbursed for those Eligible Expenditures necessary to operate the Leased Property in accordance with the standards set forth in this Lease. For purposes hereof, the term "Capital Expenditure Reserve Amount" shall mean, for any Fiscal Quarter, an amount equal to the excess (if any) of (i) four percent (4%) of Gross Revenues accruing from the beginning of the "Capital Expenditure Period" (as defined below) in which such Fiscal Quarter occurs through and including the end of such Fiscal Quarter (herein, the "Calculation Period") over (ii) the sum of all Eligible Expenditures incurred during such Calculation Period with respect to the Leased Property, which Eligible Expenditures were made pursuant to an Annual Plan and otherwise pursuant to the terms of Article 10 hereof or in accordance with the other terms and provisions of this Lease. For purposes hereof, the term "Capital Expenditure Period" shall mean (a) the period from and the Commencement Date and through the fourth (4th) full Fiscal Quarter thereafter and (b) each successive period of four (4) full Fiscal Quarters thereafter occurring during the Term thereof. If Eligible Expenditures for a Capital Expenditure Period exceed the sum of the maximum possible amount of Capital Expenditure Reserve Amount due for that Fiscal Quarter plus the then balance in the Capital Expenditure Reserve Account at that time, Tenant shall be entitled to recoup such excess out of the balance remaining in the Capital Expenditure Reserve Account as of the end of each succeeding Fiscal Quarter until Tenant has fully recouped said excess. Subject to the foregoing, the Capital Expenditure Reserve Account and the funds therein shall be and remain the property of Tenant, and so long as no Event of Default on the part of Tenant then exists and is continuing, the interest earned thereon may be withdrawn by Tenant from time to time.


                                  ARTICLE 19

                              LEGAL REQUIREMENTS

     Subject to Article 12 regarding permitted contests, Tenant, at its expense, shall promptly (a) comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith shall require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property; and (b) procure, maintain and comply with all licenses and other authorizations required for any use of the Leased Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof. In the event that as a result of any new or amended Legal Requirement imposed after the date of this Lease Capital Expenditures are required, Landlord shall advance the funds therefor and in consideration thereof, Tenant shall pay to Landlord "additional" Base Rent on a monthly basis equal to the amount advanced by Landlord amortized over the useful life of the Capital Expenditure item, together with interest on the unamortized balance at the rate of ten percent (10%) per annum.


                                   ARTICLE 20

                                  HOLDING OVER

     If Tenant shall for any reason remain in possession of the Leased Property after the expiration of the Term or earlier termination of the Term hereof other than with the consent or at the request of, Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as rental each month, 125% of the aggregate of (i) one-twelfth of the aggregate Annual Base Rent and Additional Rent payable with respect to the last Fiscal Year of the preceding Term; (ii) all Additional Charges accruing during the month; and (iii) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Leased Property. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.


                                   ARTICLE 21

           UPREIT UNITS/REIT SHARES/LETTER OF CREDIT/SECURITY DEPOSIT

     21.1 SECURITY DEPOSIT. On or before the Commencement Date, Tenant shall post with Landlord a security deposit consisting of one or some combination of cash, a Letter of Credit, limited partnership units in Landlord, shares of common stock in Landlord's general partner, or other security acceptable to Landlord and described in Section 21.6 below, to be held as a security deposit in accordance with the terms of this Article 21. Tenant shall have the right, at any time and from time to time, to substitute for all or any portion of existing security deposit one or some combination of cash, a Letter of Credit, limited partnership units in Landlord, shares of common stock in Landlord's general partner or other security acceptable to Landlord and described in
Section 21.6 below. The security deposit shall, at all times, be in an amount equal to the then Required Security Deposit Amount (as defined in Exhibit A hereto). If Units are pledged as all or part of the security deposit, the parties will use the value (the "Initial Value") of these Units as of the Commencement Date and said Initial Value will, for purposes of valuing the Units for credit against Tenant's security deposit requirements hereunder, be utilized at all times throughout the Term regardless of actual market fluctuations.

     21.2 OFFICER'S CERTIFICATE/AUDIT. Tenant shall provide an Officer's Certificate to Landlord not later than forty-five (45) days after the end of each Fiscal Quarter, as to the Required Security Deposit Amount then in effect, which Certificate shall include a calculation and reasonable detail of such item. Without limitation of the foregoing, Landlord shall have the right, at any time and from time to time, to audit, whether directly or through its accountants (which shall be a nationally recognized accounting firm), the information set forth in any Officer's Certificate to be delivered under this
Article 21, and in connection with such audit, to examine Tenant's books and records with respect thereto (including supporting data, sales tax returns and Tenant's workpapers) at Tenant's office during normal business hours upon reasonable advance notice to Tenant; provided, however, that Landlord must deliver to Tenant, within thirty (30) days after receipt of the Officer's Certificate, notice that Landlord will conduct an audit and any audit of the information contained in an Officer's Certificate referred to in this Section
21.2 must be conducted, and the results thereof delivered to Tenant, on or before ninety (90) days after delivery to Landlord of such Officer's Certificate. At the end of such ninety (90) day period, the information contained in the Officer's Certificate shall be final and binding upon Landlord and Tenant, unless Landlord has challenged the amount shown in the Officer's Certificate in writing delivered to Tenant on or before expiration of such ninety (90) day period. Any such challenge must be based upon the results of Landlord's audit. Any determination made by Landlord pursuant to said audit shall be binding upon Tenant. If any such audit discloses that the Adjusted EBITDA (as defined in Exhibit A hereto) was overstated by such amount so as to result in a reduction in the Required Security Deposit Amount for which

Tenant was not otherwise entitled based upon the audited Adjusted EBITDA calculations, then, in such case, Tenant shall be responsible for all costs incurred by Landlord in connection with such audit and examination. If the determination of the then Required Security Deposit Amount indicates that Landlord is then holding either less than or greater than the then required security deposit hereunder, the parties shall promptly cooperate with one another in either increasing or decreasing the security deposit so that Landlord, within fifteen (15) Business Days after delivery of said Officer's Certificate (or, if Landlord disputes such determination, then within thirty
(30) days following any audit conducted by Landlord as provided above in this
Section 21.2), is then holding the appropriate security deposit hereunder; provided, however, that if Tenant objects to the results of Landlord's audit, the dispute shall be resolved by arbitration pursuant to Section 27.22 below. At such time or times as said security deposit is no longer required pursuant hereto, Landlord shall, within fifteen (15) Business Days, return the then security deposit to Tenant.

      21.3 TERMS OF LETTER OF CREDIT. In the event that all or any part of the security under this Article 21 is in the form of a Letter of Credit, such Letter of Credit shall:

           (i) be an irrevocable standby letter of credit from LaSalle National Bank or another bank selected by Tenant with a long-term debt rating from Standard & Poor's or Moody's of "A" or better at the time of original issuance of the Letter of Credit naming Landlord (and/or any Facility Mortgagee if requested by Landlord) as beneficiary to secure Tenant's obligations hereunder;

           (ii) have a stated amount equal to the portion of the Required Security Deposit Amount to be provided by the Letter of Credit;

           (iii) have a term of not less than one year;

           (iv) provide that it will be honored upon a signed statement by Landlord that Landlord is entitled to draw upon the letter of credit under this Lease, and shall require no signature or statement from any party other than Landlord; and

           (v) permit multiple draws by providing that following the honor of any drafts in an amount less than the aggregate stated amount of the Letter of Credit, the issuing bank shall return the original Letter of Credit to Landlord and that Landlord's rights as to the remaining stated amount of the Letter of Credit will not be extinguished.

      21.4 DRAWS AGAINST LETTER OF CREDIT/ALTERNATIVE SECURITY; APPLICATION OF PROCEEDS. Landlord may draw against the Letter of Credit (or, in the case of alternative security under Section 21.6 below, Landlord may apply or otherwise proceed against such security) upon the occurrence of any Event of Default on the part of Tenant under the terms of this Lease. Landlord may apply any amounts drawn or received under the Letter of Credit (or alternative security)
to the satisfaction of any obligations owed to Landlord under this Lease.   Any
proceeds from the Letter of Credit (or alternative security) drawn or received but not so applied shall be held by Landlord as a cash security deposit.

     21.5 RENEWAL OF LETTER OF CREDIT. If the Letter of Credit shall expire at a time when the Letter of Credit is still required under Section 21.1 or
Section 21.2, Tenant shall renew the Letter of Credit at least thirty (30) days prior to its expiration. If Tenant shall fail to renew the Letter of Credit prior to such time, Landlord may draw against the same and hold the proceeds thereof as a security deposit until such time as Tenant shall renew the Letter of Credit. Landlord shall hold such security deposit in a separate account in trust for Tenant and shall account to Tenant for any interest earned thereon.

     21.6 OTHER SECURITY. In the event Landlord, at its discretion (and without obligation to do so), permits the security under this Article 21 to be in a form other than cash or a Letter of Credit, then the alternative security shall be in the same amount as the "Required Security Deposit Amount" and shall otherwise be in such form and substance as may be acceptable to Landlord, in its discretion. In such event, Tenant agrees to enter into a supplement to this Lease, at Landlord's request, in order to set forth the terms and conditions governing the alternative security. Without limitation of the foregoing, Landlord hereby agrees that limited partnership units in Landlord or shares of common stock in Landlord's general partner, valued as of the date of this Lease and as of the end of each Fiscal Quarter (such valuation to be part of each Officer's Certificate), shall be deemed to be an acceptable form of alternative security hereunder.

     21.7 CASH SECURITY DEPOSIT. Any cash security deposit or any cash which Landlord is holding pursuant to the other provisions of this Article 21 shall be held by Landlord in an interest bearing account with interest accruing to the benefit of Tenant and Tenant shall be entitled to receive from time to time (but not more often than once per Fiscal Quarter) on demand the accrued and undisbursed interest earned thereon, provided that an Event of Default on the part if Tenant has not then occurred and is then continuing to exist.


                                   ARTICLE 22

                                    IMPOUNDS

     Without limitation on any obligations of Tenant set forth herein, Landlord shall have the right, at any time and from time to time during the Term hereof after the occurrence of an Event of Default on the part of Tenant hereunder, to require Tenant to pay to Landlord an additional monthly sum (each an "Impound Payment") sufficient to pay the Impound Charges (as hereinafter defined) as they become due. As used herein, "Impound Charges" shall mean real estate taxes on the Leased Property or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall determine the amount of the Impound Charges and of each Impound Payment. The Impound Payments shall be held in a separate account and shall not be commingled with other funds of Landlord and interest thereon shall be held for the account of Tenant and provided that no Event of Default on the part of Tenant has then occurred and is continuing hereunder, Tenant may, once per Fiscal Year, request and receive payment of said interest. Upon Tenant's tendering to Landlord of invoices therefor no later than thirty (30) days prior to the respective due dates thereof, Landlord shall apply the Impound Payments to the payment of the Impound Charges in such order or priority as Landlord shall reasonably determine or as otherwise required by law. If at any time the Impound Payments theretofore paid to Landlord shall be insufficient for the payment of the Impound Charges, Tenant, within 10 days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.


                                   ARTICLE 23

                         INDEMNIFICATION; RISK OF LOSS

      23.1 TENANT'S INDEMNIFICATION OF LANDLORD. Notwithstanding the existence of any insurance provided for in Article 13, and without regard to the policy limits of any such insurance, Tenant will protect, indemnify, save harmless and defend Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of:

           (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, including, but not limited to, any accident, injury to or death of Person or loss of or damage to property resulting from any business activity or operation conducted on, at or with respect to the Leased Property;

           (b) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Leased Property;

           (c) any Impositions (which are the obligations of Tenant to pay pursuant to the applicable provisions of this Lease);

           (d) any failure on the part of Tenant to perform or comply with any of the terms of this Lease;

           (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the landlord (Tenant) thereunder;

           (f) any "dram shop" liability associated with the sale and/or consumption of alcohol at the Leased Property; and

           (g) any liability Landlord may incur or suffer as a result of any permitted contest by Tenant pursuant to Article 12.

     23.2 LANDLORD'S INDEMNIFICATION OF TENANT. Landlord shall protect, indemnify, save harmless and defend Tenant from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees) imposed upon or incurred by or asserted against Tenant as a result of Landlord's active or passive negligence or willful misconduct.

     23.3 MECHANICS OF INDEMNIFICATION. As soon as reasonably practicable after receipt by the indemnified party of notice of any liability or claim incurred by or asserted against the indemnified party that is subject to indemnification under this Article 23, the indemnified party shall give notice thereof to the indemnifying party. The indemnified party may at its option demand indemnity under this Article 23 as soon as a claim has been threatened by a third party regardless of whether an actual loss has been suffered, so long as the indemnified party shall in good faith determine that such claim is not otherwise frivolous and that the indemnified party may be liable for, or otherwise incur, a loss as a result thereof and shall give notice of such determination to the indemnifying party. The indemnified party shall permit the indemnifying party, at its option and expense, to assume the defense of any such claim by counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party, and to settle or otherwise dispose of the same; provided, however, that the indemnified party may at all times participate in such defense at its expense; and provided further, however, that the indemnifying party shall not, in defense of any such claim, except with the prior written consent of the indemnified party, consent to the entry of any judgment or to enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the indemnified party and its affiliates a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages by the indemnifying party. If the indemnifying party shall fail to undertake such defense within thirty (30) days after such notice, or within such shorter time as may be reasonable under the circumstances, then the indemnified party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of the indemnifying party.

     23.4 SURVIVAL OF INDEMNIFICATION OBLIGATIONS. Tenant's or Landlord's liability for indemnification under the provisions of this Article 23 arising during the Term hereof shall only survive any termination of this Lease for a period of one (1) year (that is, notice of the claim or liability for which indemnification is sought must be given by the party seeking such indemnification not later than the first anniversary of said termination date).

                                   ARTICLE 24

                           SUBLETTING AND ASSIGNMENT

      24.1 PROHIBITION AGAINST SUBLETTING AND ASSIGNMENT. Subject to Section 24.3, Tenant shall not, without the prior written consent of Landlord (which consent Landlord may except as hereinafter expressly provided, grant or withhold in its sole and absolute discretion), assign, mortgage, pledge, hypothecate, encumber or otherwise transfer (except to an Affiliate of Tenant) this Lease or any interest herein, all or any part of the Leased Property or suffer or permit this Lease or the leasehold estate created hereby or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law; provided, however, that Landlord's consent to a proposed assignment of this Lease shall not be unreasonably withheld if the proposed assignee (together with any proposed guarantor(s) of the proposed assignee's obligations under this Lease) has a net worth and liquidity at least equal to the greater of Tenant's net worth and liquidity as of the Commencement Date and Tenant's net worth and liquidity as of the time of the assignment and is qualified (or agrees to engage qualified management) to operate the Leased Property in the manner operated by Tenant prior to the assignment (hereinafter collectively called the "Minimum Assignee Qualifications"). Landlord shall have a period of thirty (30) days after delivery to it of a request for assignment together with the financial and other information on the proposed assignee (and any proposed guarantors) necessary for Landlord to evaluate whether the proposed assignee satisfies the Minimum Assignee Qualifications and Landlord's failure to respond within thirty
(30) days of Landlord's receipt of a request for assignment and all required information (as evidenced by a receipt signed and dated by Landlord) shall be deemed Landlord's approval of said assignee and said assignment. Any notice withholding consent must specify in detail the reasonable grounds for Landlord so withholding its consent. For purposes of this Section 24.1, an assignment of this Lease shall be deemed to include any Change of Control of Tenant, as if such Change of Control were an assignment of this Lease.

      24.2 CHANGES IN CONTROL. A Change of Control requiring the consent of Landlord shall mean:

           (a) the issuance and/or sale by Tenant or the sale by any stockholder, partner or stockholder/member of a member or partner of Tenant of a Controlling interest in Tenant or one of its members or partners to a Person, excepting, however, (i) a transfer or sale to a Person who is (A) another member or partner of Tenant, (B) an Affiliate of Tenant, or (C) an Affiliate of a member or partner of Tenant; (ii) public trading of stock in a publicly traded company where Tenant or any of its members or partners is such publicly traded company; and (iii) a distribution to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (a "Registered Offering");

           (b) at any time when Tenant is not a publicly traded company, any other transaction, or series of transactions, which results in the Affiliates of Tenant or Affiliates of any member or partner of Tenant no longer having Control of Tenant (other than through a Registered Offering); or

           (c) at any time when Tenant is not a publicly traded company, any transaction pursuant to which Tenant is merged with or consolidated into another entity (other than an entity owned and Controlled by (i) a member or partner of Tenant, (ii) an Affiliate of Tenant, or (iii) an Affiliate of a member or partner of Tenant), and Tenant is not the surviving entity;

      provided, however, that notwithstanding the foregoing, any such transaction described in any of (a) through (c) above which otherwise constitutes a Change of Control shall not be deemed a Change of Control if each of the following conditions are met:

           24.2.1 FINANCIAL COVENANTS. Unless a Letter of Credit (or other security acceptable to Landlord under Article 21 hereof) in an amount equal to 200% of the then Required Security Deposit Amount is posted by Tenant concurrently with any such consolidation, merger, sale or conveyance, the Person formed by or surviving such transaction shall have
      (i) a Tangible Net Worth not less than twice the Initial Annual Base Rent hereunder increased by four percent per annum compounded annually from the Commencement Date to the date of the Change of Control and (ii) a Fixed Charge Coverage Ratio of 1.5 to 1.0.

           24.2.2 OPERATING STANDARDS. The surviving entity after such transaction shall be qualified to operate the Leased Property at a standard at least as high in the reasonable judgment of Landlord as that operated by Tenant prior to the Change of Control or shall agree to engage management with such qualifications.

      24.3  SUBLEASES.

           24.3.1  PERMITTED SUBLEASES.   Tenant shall not sublet all or any
      part of the Leased Property without first having obtained Landlord's prior written consent, at Landlord's sole discretion. Landlord shall have a period of thirty (30) days after delivery to it of a request for a sublease, together with such financial and other information as is customary or appropriate, to evaluate the request for sublease, and Landlord's failure to respond within thirty (30) days of Landlord's receipt of a request for a sublease and all required information (as evidenced by a receipt signed and dated by Landlord) shall be deemed Landlord's approval of said sublessee and said sublease. Notwithstanding the foregoing, (A) Landlord's consent shall not be required for bookings in the ordinary course of business or for leases/subleases to an independent, unaffiliated third party where the annual rent is less than Fifty Thousand and no/100 Dollars ($50,000.00), but Tenant shall be obligated to give Landlord written notice of each such less than $50,000.00 lease/sublease (said $50,000.00 to be adjusted for changes in the Consumer

      Price Index from the date of this Lease) and (B) Landlord agrees that it shall not unreasonably withhold its consent to any requested sublease of portions of the Leased Property not falling within the foregoing clause
      (A) to concessionnaires or licensees who are not (i) members or partners of Tenant, (ii) Affiliates of Tenant, or (iii) Affiliates of Tenant's members or partners to:

                 (a)   operate gift and/or sundries shop;

                 (b) one or more small retail/commercial shops within the Facility;

                 (c) operate other small concessions or businesses at the Facility;

                 (d)   operate golf professionals' shops;

                 (e)   operate golf driving ranges;

                 (f)   provide golf lessons;

                 (g)   operate restaurants;

                 (h)   operate bars;

                 (i)   audio/visual service concessions; and

                 (j) operate any other portions (but not the entirety) of the Leased Property customarily associated with or incidental to the operation of the resort, the convention/banquet facilities and/or the golf course.

           24.3.2 TERMS OF SUBLEASE. Each sublease of any of the Leased Property shall be subject and subordinate to the provisions of this Lease. No sublease made as permitted by Section 24.3.1 shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as if no sublease had been made. No sublease shall impose any additional obligations on Landlord under this Lease.

           24.3.3 COPIES. Tenant shall, within 10 Business Days after the execution and delivery of any sublease permitted by Section 24.3.1, deliver a duplicate original thereof to Landlord.

           24.3.4 ASSIGNMENT OF RIGHTS IN SUBLEASES. As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereinafter entered into for any or all of the Leased Property, and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to

      Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Property; provided, however, that Landlord shall have the absolute right at any time after the occurrence and continuance of an Event of Default upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not (i) after the occurrence and continuance of an Event of Default, consent to, cause or allow any material modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord nor (ii) accept any rents (other than customary security deposits) more than ninety (90) days in advance of the accrual thereof nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

           24.3.5 LICENSES, ETC. For purposes of Sections 24.1, 24.3 and 24.5, subleases shall be deemed to include any licenses, concession arrangements, management contracts or other arrangements relating to the possession or use of all or any part of the Leased Property; provided, however, that a management contract with Montclair Hotel Investors, Inc. or between an entity approved as Tenant pursuant to the other terms of this Lease and its affiliate shall not be subject to this Article 24 or to Landlord's consent and, consequently, shall be deemed to be an approved arrangement under this Article 24.

      24.4 ASSIGNMENT. Upon any assignment permitted under this Lease (either as a matter of right or with Landlord's consent), the assignor shall, from and after the effective date of such assignment, be relieved of all liability for any obligation arising from and after said effective date. No consent to any assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in Article 24. Any assignment or other transfer of all or any portion of Tenant's interest in the Lease in contravention of Article 24 shall be voidable at Landlord's option.

      24.5 REIT LIMITATIONS. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not (i) sublet or assign the Leased Property or this Lease on any basis such that the rental or other amounts to be paid by the sublessee or assignee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the sublessee or assignee; (ii) sublet or assign the Leased Property or this Lease to any person that Landlord owns, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code), a 10% or greater interest (provided that Landlord shall, when requested by Tenant from time to time, deliver to Tenant a schedule of all persons in which Landlord owns a 10% or greater interest); or (iii) sublet or assign the Leased Property or this Lease in any other manner or otherwise derive any income which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as "rents from real property" within the meaning of
Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 24.5 shall likewise apply to any further subleasing by any subtenant.


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

      24.6 EXISTING LEASES AND LICENSES. Landlord acknowledges that the leases, licenses and concessions set forth on Schedule 24.6 attached to and made a part of this Lease are in effect as of the Commencement Date, and Landlord consents thereto.

                                  ARTICLE 25

                 OFFICER'S CERTIFICATES AND OTHER STATEMENTS

      25.1 OFFICER'S CERTIFICATES.

           (a) TENANT'S STATEMENT. At any time, and from time to time in connection with any proposed sale or financing of the Leased Property by Landlord or in connection with the preparation of Landlord's annual audit, upon Tenant's receipt of not less than 10 days' prior written request by Landlord, Tenant will furnish to Landlord an Officer's Certificate certifying that:

                 (i) this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications);

                 (ii) the dates to which the Rent has been paid;

                 (iii) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specify each such default of which Tenant may have knowledge;

                 (iv) that, except as otherwise specified, there are no
            proceedings pending or, to the knowledge of the signatory, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant; and

                 (v) responding to such other questions or statements of fact as Landlord shall reasonably request.

Tenant's failure to deliver such statement within such time shall constitute an acknowledgment by Tenant that this Lease is unmodified and in full force and effect (except as may be represented to the contrary by Landlord), Landlord is not in default in the performance of any covenant, agreement or condition contained in this Lease and the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this
Section 25.1(a) may be relied upon by Landlord.

           (b) LANDLORD'S STATEMENT. At any time, and from time to time in connection with any proposed sale or financing by Tenant or in connection with the preparation of

      Tenant's annual audit, upon Landlord's receipt of not less than 10 days' prior written request by Tenant, Landlord will furnish to Tenant an Officer's Certificate certifying that:

                 (i) this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications);

                 (ii) the dates to which the Rent has been paid;

                 (iii) whether or not to the best knowledge of Landlord,
            Tenant, is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specify each such default of which Landlord may have knowledge;

                 (iv) that, except as otherwise specified, there are no
            proceedings pending or, to the knowledge of the signatory, threatened, against Landlord before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Landlord; and

                 (v) responding to such other questions or statements of fact as Tenant shall reasonably request.

Landlord's failure to deliver such statement within such time shall constitute an acknowledgment by Landlord that this Lease is unmodified and in full force and effect (except as may be represented to the contrary by Tenant), Tenant is not in default in the performance of any covenant, agreement or condition contained in this Lease and the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this
Section 25.1(b) may be relied upon by Tenant.

      25.2 FINANCIAL REPORTING. Tenant shall deliver to Landlord the following items at the time or times hereinafter set forth:

           25.2.1 MONTHLY FINANCIAL INFORMATION. As soon as practicable, and in any event on or before the thirtieth (30th) day following the end of each calendar month during the Term, Tenant shall furnish to Landlord unaudited balance sheets relative to the Leased Property as of the end of such calendar month, and income (including information on Eligible Expenditures) and cash flow statements for the Leased Property for such calendar month and on a year-to-date and trailing twelve (12) month basis, certified as being true and correct by Tenant.

           25.2.2 QUARTER FINANCIAL INFORMATION. As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter during the Term, Tenant shall furnish to Landlord unaudited balance sheets of the Leased Property as of the close of such Fiscal Quarter, together with income statements and statements of cash flow for the Leased Property for such Fiscal Quarter and on a year-to-date and trailing twelve (12) month basis, in all cases setting forth in comparative form the figures for the preceding corresponding periods, together with a statement of all Eligible Expenditures made during such Fiscal Quarter, all in detail and presentation reasonably acceptable to Landlord.

           25.2.3 ANNUAL FINANCIAL STATEMENTS. As soon as practicable, and in any event within ninety (90) days after the close of each Fiscal Year during the Term, Tenant shall furnish to Landlord a copy of its audited (combined for the two resorts constituting the Leased Property) balance sheet and related audited (combined for the two resorts constituting the Leased Property) statement of income and audited statement of cash flow, in each case with respect to the Leased Property, prepared in accordance with generally accepted accounting principles consistently applied. The foregoing financial statements shall be certified by a nationally recognized certified public accountants, or such other accountants as may be reasonably acceptable to Landlord. All such financial statements shall set forth, in comparative form, the figures for the preceding Fiscal Year. The foregoing annual financial statements shall be accompanied by an opinion of the foregoing accountants to the effect that
      (a) there are no qualifications as to the scope of the audit and (b) the audit was performed in accordance with generally accepted accounting principles, consistently applied.

           25.2.4 OTHER INFORMATION. Tenant shall promptly furnish Landlord such other information concerning the business being conducted at the Leased Property and/or the financial condition of Tenant as Landlord may reasonably request from time to time during the Term. Unless such information is normally prepared by Tenant or is customarily prepared by entities engaged in the same business as Tenant, Landlord shall bear the expense of preparation of such other information.

           25.2.5 STANDARD REPORTING FORMAT. Without limitation of the reporting requirements described above in this Article 25, it is understood and agreed that the monthly, quarterly and annual financial delivery requirements shall include such information with respect to the operations of the Leased Property as set forth on, and in accordance with the reporting format provided in, Exhibit H attached hereto.

      25.3 ENVIRONMENTAL STATEMENTS. Promptly upon Tenant's learning, or having reasonable cause to believe, that any Hazardous Material in a quantity sufficient to require remediation or reporting under applicable law has been released, or disposed of, in, on or under the Leased Property or any adjacent property in violation of Environmental Laws, Tenant shall notify Landlord in writing of the same, which notice shall include (a) a statement, in reasonable detail, of any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened; (b) a statement, in reasonable detail, of any claim made or threatened by any Person against Tenant or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claim to result from any



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

Hazardous Material; and (c) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Material in or removed from the Leased Property, including any complaints, notices, warnings or asserted violations in connection therewith.


                                   ARTICLE 26

                               LANDLORD MORTGAGES

     26.1 LANDLORD MAY GRANT LIENS. Subject to Section 26.2, (a) without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement ("Landlord's Encumbrance") upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing; and (b) this Lease is and at all times shall be subject and subordinate to any ground or underlying leases, mortgages, trust deeds or like encumbrances, which may now or hereafter affect the Leased Property and to all renewals, modifications, consolidations, replacements and extensions of any such lease, mortgage, trust deed or like encumbrance.

     26.2 TENANT'S NON-DISTURBANCE RIGHTS. So long as Tenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, none of Tenant's rights under this Lease shall be disturbed by the holder of any Landlord's Encumbrance which is created or otherwise comes into existence after the Commencement Date. As a condition to the effectiveness of any subordination of this Lease, Landlord shall provide to Tenant a non-disturbance agreement in a form reasonably approved by Tenant which provides, among other things, that (a) the holder of such Landlord's Encumbrance agrees to such non-disturbance and will, upon a foreclosure in the case of a mortgage or lease termination in the case of a ground lease, recognize this Lease and Tenant hereunder, and will assume and perform all of Landlord's obligations set forth in this Lease and Tenant shall be entitled to all defenses, rights and remedies of Tenant under this Lease which accrue after the date of such foreclosure or termination and (b) such holder will make available insurance proceeds for repair or restoration of the Leased Property in accordance with Article 14 and agrees to the allocation of condemnation awards set forth in Article 15.

     26.3 BREACH BY LANDLORD. It shall be a breach of this Lease if Landlord shall fail to observe or perform any material term, covenant or condition of this Lease on its part to be performed and such failure shall continue for a period of thirty (30) days after notice thereof from Tenant, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Landlord, within said thirty (30) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Landlord shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay. Notwithstanding the foregoing, the cure period for Landlord to deliver an


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

Officer's Certificate under Section 25.1(b) shall be ten (10) days after Tenant's notice to Landlord of Landlord's failure to deliver timely the previously requested Officer's Certificate.

     26.4 FACILITY MORTGAGE PROTECTION. Tenant agrees that the holder of any Landlord Encumbrance shall have no duty, liability or obligation to perform any of the obligations of Landlord under this Lease (except for such obligations first occurring after such holder takes title to the Leased Property), but that in the event of Landlord's default with respect to any such obligation, Tenant will give any such holder whose name and address have been furnished Tenant in writing for such purpose notice of Landlord's default and allow such holder thirty (30) days following receipt of such notice for the cure of said default before invoking any remedies Tenant may have by reason thereof. Such thirty
(30) day cure period shall be extended if the failure cannot be cured by said holder within the foregoing thirty (30) day period, so long as said holder proceeds with due diligence to cure the failure.


                                   ARTICLE 27

                                 MISCELLANEOUS

     27.1 LANDLORD'S RIGHT TO INSPECT. Provided that Landlord has given Tenant not less than five (5) Business Day's prior notice thereof, Tenant shall permit Landlord and its authorized representatives to inspect the Leased Property during usual business hours subject to any security, health, safety or confidentiality requirements of Tenant or any governmental agency or insurance requirement relating to the Leased Property, or imposed by law or applicable regulations. At the option of Tenant, Landlord and its authorized representative shall be accompanied on such inspections by a representative of Tenant. Landlord agrees to conduct such inspections in a manner designed to minimize interference with the operations of the Leased Property. Landlord shall indemnify Tenant for all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Tenant by reason of Landlord's inspection pursuant to this Section 27.1.

     27.2 NO WAIVER. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

     27.3 REMEDIES CUMULATIVE. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy. The exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant, as the case may be, of any or all of such other rights, powers and remedies.

     27.4 ACCEPTANCE OF SURRENDER. No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

     27.5 NO MERGER OF TITLE. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

     27.6 CONVEYANCE BY LANDLORD. If Landlord shall convey the Leased Property in accordance with the terms hereof other than as security for a debt, Landlord shall, upon the written assumption by the transferee of the Leased Property of all liabilities and obligations of this Lease arising after the transfer, be released from all future liabilities and obligations under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property. All such future liabilities and obligations shall thereupon be binding upon the new owner.

     27.7 QUIET ENJOYMENT. So long as Tenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the date hereof or otherwise permitted hereunder, and subject to any Landlord's Encumbrances.

     27.8 NOTICES. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and personally delivered, or mailed (by registered or certified mail, return receipt requested and postage prepaid), or sent by nationally recognized overnight courier, in each case addressed to the respective parties, as provided in the Basic Lease Provisions. Notices shall be deemed to have been given (i) upon delivery, if personally delivered, or (ii) upon the third (3rd) Business Day after mailing by registered or certified mail, or (iii) upon the first (1st) Business Day after delivery to an overnight courier.

     27.9 SURVIVAL OF CLAIMS. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination of this Lease shall survive such termination.

     27.10 INVALIDITY OF TERMS OR PROVISIONS. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

     27.11 PROHIBITION AGAINST USURY. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.

     27.12 AMENDMENTS TO LEASE. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by Landlord or Tenant.

     27.13 SUCCESSORS AND ASSIGNS. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto. All permitted assignees or subleasees shall be subject to the terms and provisions of this Lease.

     27.14 TITLES. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     27.15 GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of the State.

     27.16 MEMORANDUM OF LEASE. Landlord and Tenant shall, concurrently with the execution and delivery of this Lease, enter into a short form memorandum of this Lease, in form and substance satisfactory to Landlord and suitable for recording under the State, in which reference to this Lease, and all options contained herein, shall be made. Tenant shall pay all costs and expenses of recording such Memorandum of Lease.

     27.17 ATTORNEYS' FEES. In the event of any dispute between the parties hereto involving the covenants or conditions contained in this Lease or arising out of the subject matter of this Lease, the prevailing party shall be entitled to recover against the other party reasonable attorneys' fees and court costs.

     27.18 NON-RECOURSE AS TO LANDLORD. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Property and Landlord's interest in Property Insurance Proceeds under Article 13 and not against any other assets, properties or funds of (a) Landlord, (b) any director, officer, general partner, limited partner, employee or agent of Landlord, or of any general partner of Landlord, any of their respective general partners or stockholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of their respective general partners, either directly or through either Landlord or their respective general partners of any predecessor or successor partnership or corporation or their stockholders, officers, directors, employees or agents (or other entity), or (d) any other Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof. Additionally, Tenant shall have the right to offset against Rent due or becoming due hereunder the amount of any final judgment for damages obtained by Tenant against Landlord. The foregoing is not intended to limit the payment of claims under any liability insurance maintained by Landlord.

     27.19 NO RELATIONSHIP. Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to the Leased Property or otherwise in the conduct of their respective businesses.

     27.20 SIGNS; RELETTING. If Tenant fails to timely exercise its option to extend or further extend the Term under Section 2.2 or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect (i) to advertise the availability of the Leased Property for sale or reletting and to erect upon the Leased Property signs indicating such availability and (ii) to show the Leased Property to prospective purchasers or tenants or their agents at such reasonable times as Landlord may elect.

     27.21 RESORT AND GOLF COURSE NAMES. Each of the resort portion and golf course portion of the Leased Property shall continue to be known by their current respective trade name(s) and/or trademark(s) or logo(s) which may not be changed or altered without the prior written consent of Landlord.

     27.22 AUDIT DISPUTE RESOLUTION. In the event that Tenant disputes the result of any Landlord's audit of Tenant's books and records with respect to the Leased Property or any portion thereof, Tenant shall so notify Landlord in writing ("Tenant's Dispute Notice") within twenty (20) days of Tenant's receipt of said audit. During the thirty (30) day period thereafter, the parties shall endeavor to negotiate a settlement of such dispute, failing which either party may give written notice (the "Resolution Notice") to the other of its election to have the dispute settled by an independent third party and shall designate in its Resolution Notice an accountant from one of the nationally recognized accounting firms. If no Resolution Notice is given and the parties have not agreed upon a settlement of the issues raised in Tenant's Dispute Notice within thirty (30) days of the date Tenant's Dispute Notice is given, then Landlord's audit shall be deemed final, conclusive and binding on the parties. If the Resolution Notice is given, the recipient thereof shall, within fifteen (15) days of the date of the Resolution Notice, designate an accountant from a different nationally recognized accounting firm. The two designated accountants shall then designate a third accountant (the "Arbitrator") who shall review Landlord's audit and the dispute and issue, within forty-five (45) days of his designation, a decision which shall be conclusive and binding upon the parties. If the recipient of the Resolution Notice fails to designate an accountant within said fifteen (15) day period, then the accountant designated in the Resolution Notice shall be the Arbitrator. If the two designated accountants fail to select the Arbitrator within thirty (30) days of the date the second accountant is designated, then either party may petition the head of the Illinois Association for Certified Public Accountants to designate the Arbitrator. The cost of the Arbitrator shall be split evenly between the parties unless the Arbitrator agrees with the conclusion of Landlord's audit, in which event the cost of the Arbitrator shall be borne exclusively by Tenant.

     27.23 STANDARD OF CONSENT/APPROVAL. Unless another standard is expressly set forth with respect to any particular approval, consent or the like of a party necessary or required under this Lease, such approval, consent or the like shall not be unreasonably withheld or delayed (being defined as not more than thirty (30) days after request therefor unless a shorter or longer time is expressly provided in this Lease).

     27.24 INTEREST ON PAYMENTS DUE TENANT. If Landlord fails to pay Tenant any amount due Tenant hereunder, then such amount shall bear interest at the Overdue Rate from the date such amount is due Tenant until the date paid by Landlord to Tenant.


                                   ARTICLE 28

                              RIGHT OF FIRST OFFER

     If Landlord desires to sell its interest in the Leased Property or any portion thereof (the "Sale Parcel") to a third party purchaser at any time during the Term (other than in connection with a foreclosure or deed in lieu of foreclosure of, or power of sale under, any Facility Mortgage), then, prior to selling, or entering into a binding agreement to sell its interest in each Sale Parcel to such third party purchaser, Landlord shall deliver written notice to Tenant (herein, "Landlord's Notice") setting forth (i) the Sale Parcel, (ii) the proposed closing date (which date shall be no less than one hundred twenty
(120) days and no more than one hundred eighty (180) days following the date of said Landlord's Notice), and (iii) the proposed cash purchase price at which Landlord desires to sell its interest in the Sale Parcel, and Tenant shall thereupon have a right of first offer (herein, the "First Offer Right") to purchase Landlord's interest in the Sale Parcel in accordance with the following terms and conditions.

     28.1 EXERCISE OF FIRST OFFER RIGHT. Upon Tenant's receipt of each such Landlord's Notice, Tenant shall have a period of thirty (30) days following receipt of such Landlord's Notice (herein, "Tenant's Election Period") to exercise Tenant's First Offer Right hereunder. If Tenant so exercises its First Offer Right, then Landlord's interest in the Sale Parcel shall be sold to Tenant upon the terms hereinafter set forth. In the event Tenant fails to notify Landlord, in writing, within Tenant's Election Period, that Tenant has exercised its First Offer Right hereunder, then Tenant's rights in or to the Sale Parcel under this Article 28 shall terminate and be null and void, and Landlord shall have no further obligation under this Article 28 with respect to that Sale Parcel (and if the Sale Parcel is the entire Leased Property, then Landlord shall have no further obligations under this Article 28); provided, however, that in the event Landlord thereafter fails to close on any sale of its interest in the Sale Parcel within a period of one hundred eighty (180) days following the expiration of Tenant's Election Period (which 180 day period may be extended, if Landlord is then under contract to sell its interest in the Sale Parcel to a third party purchaser, which extension shall continue until the first to occur of (a) ninety (90) days after the expiration of said one hundred eighty (180) day period, (b) the termination of such contract and (c) the closing of the sale thereunder), then Tenant shall thereafter again have a First Offer Right with respect to Landlord's interest in that Sale Parcel as provided in this Article 28. Additionally, if the purchase price at which Landlord subsequently elects to sell said Sale Parcel to a third party is less than ninety five percent (95%) of the purchase price set forth in Landlord's Notice, then Tenant's First Offer Right shall be reinstated, and, prior to Landlord selling or entering into a binding agreement to sell, its interest in the Sale Parcel at such lower price, Landlord shall deliver a new Landlord's Notice to Tenant reflecting the new offered purchase price, all in accordance with the terms of this Article 28.

      28.2 FURTHER DOCUMENTATION. If Tenant has validly exercised its First Offer Right, then within fifteen (15) Business Days after the request by either party and determination of the purchase price as described below, Landlord and Tenant shall enter into a written agreement confirming the terms, conditions and provisions applicable to the sale of Landlord's interest in the Sale Parcel, including the proposed closing date and purchase price with respect to such transaction and the other terms set forth in Landlord's Notice or otherwise provided for in this Article 28. Each party further agrees to execute such documents and to take such actions as may be reasonably requested by the other party in order to effectuate the sale transaction contemplated by any such Landlord's Notice. If the Sale Parcel does not constitute the entire Leased Property, then the parties shall also enter into an amendment to this Lease modifying the Rent in a manner consistent with the allocation of purchase price under the agreement whereby Landlord acquired the Leased Property from an Affiliate of Tenant.

      28.3 PURCHASE PRICE. The purchase price of Landlord's interest in the Sale Parcel under this Article 28 shall be the price set forth in Landlord's Notice, subject to modification as described in the last sentence of Section 28.1.

      28.4 MECHANICS OF PURCHASE. If Tenant's First Offer Right hereunder is exercised, the following closing procedure shall apply:

           (a) The closing date for the sale of Landlord's interest in the Sale Parcel to Tenant shall be on the date set forth in Landlord's Notice. Payment of the purchase price and the delivery of the deed (the "Closing") shall be made at the office of Landlord or its attorneys or at such other place as the parties may agree. At the request of either party, the Closing shall be effected through a deed and money escrow, the cost of which escrow shall be borne equally by Landlord and Tenant. The purchase price shall be payable to Landlord on the Closing Date in cash or by certified or cashier's check upon delivery of the applicable conveyance and assignment document(s) to Tenant and performance of Landlord's other obligations as set forth herein.

           (b) The sale of Landlord's interest in the Sale Parcel shall be made by a deed for the real property, a Bill of Sale for the tangible personal property, and one or more assignment and assumption document(s) conveying, transferring and assigning, as the case may be, all of Landlord's interest in the Sale Parcel to Tenant (or its designee) and other documentation necessary to transfer Landlord's interest in the Sale Parcel to Tenant, provided that Tenant shall accept Landlord's interest in the Sale Parcel subject only to (A) the lien of current general real estate taxes and special assessments not then due and payable; (B) any acts or doings caused or suffered by Tenant; and (C) such other liens and encumbrances which were in effect on the date that Landlord obtained its interest in the Sale Parcel or which are otherwise permitted to be imposed on the Sale Parcel pursuant to the terms hereof (collectively, the "Permitted Title Exceptions").

           (c) Landlord shall deliver or cause to be delivered to Tenant, not later than twenty (20) days prior to the Closing, as evidence of Landlord's interest in the Sale Parcel, a commitment for a standard owner's title insurance policy in the aggregate amount of the purchase price as provided hereunder. Such title commitment shall name Tenant or its designee as the proposed insured and show Tenant as holding a leasehold interest in the Sale Parcel, subject only to (a) the Permitted Title Exceptions, and (b) other title exceptions pertaining to mortgage liens of a definite or ascertainable amount which may be removed at Closing by the payment of money, and which Landlord shall so remove or cause to be removed concurrently with the Closing.

           (d) The payment of all prorations, transfer taxes, title insurance charges, escrow fees, recording fees and other expenses, fees and charges shall be made by the party from whom such payment is due in accordance with statutory requirements or in accordance with the custom at the time of the Closing for sales of properties (or interests therein) similar to the Sale Parcel located in the geographical area where the Sale Parcel is located; provided, however, that there shall be no proration of Impositions inasmuch as Tenant is fully responsible therefor under this Lease.

           (e) Landlord's interest in the Sale Parcel shall be transferred to Tenant under this Article 28 in its as-is condition, it being acknowledged that Landlord has made and shall make no representations whatsoever as to the condition of said Sale Parcel or any other matters pertaining thereto.

      28.5 REIT QUALIFICATION LIMITATION. Notwithstanding any other provision of this Lease, Landlord shall not be required to sell or transfer its interest in the Sale Parcel, or any portion thereof, which is a real estate asset as defined in Section 856(c)(6)(B), or functionally equivalent successor provision, of the Code, to Tenant if Landlord's counsel advises Landlord that such sale or transfer may not be a sale of property described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code. If Landlord determines not to sell such property pursuant to the above sentence, Tenant's First Offer Right under this Article 28 shall continue in full force and effect.

      28.6 EFFECTIVENESS OF FIRST OFFER RIGHT. The First Offer Right described in this Article 28 is for the personal benefit of the original named Tenant hereunder, and such right is non-assignable and may not be exercised by any other party without the prior written specific consent of Landlord (which consent may be granted or withheld in Landlord's sole and absolute discretion). Without limitation of the foregoing, in the event Tenant assigns this Lease or subleases all or greater than fifty percent (50%) of the area of the Leased Property, then Tenant's First Offer Right under this Article 28 shall thereupon terminate and be deemed null and void. Tenant shall have no right to exercise its First Offer Right under this Article 28, and any such exercise shall (at Landlord's election) be null and void, if, at the time of such exercise or as of the Closing Date, an Event of Default on the part of Tenant shall have occurred and then be continuing.

                          [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date and year first above written.

                            LANDLORD:

                            APGM LIMITED PARTNERSHIP, a Delaware
                            limited partnership


                            By:  PALMER MANAGEMENT, LLC, a Delaware
                                 limited liability company, its general partner

                                By:  ARNOLD PALMER GOLF MANAGEMENT,
                                     LLC, a Delaware limited liability
                                     company, its managing member


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Its:
                                         ---------------------------------------


                            TENANT:


                            [NEW ENTITY], a(n) _________________________________
                            limited liability company



                            By:
                               -------------------------------------------------
                            Name:
                                 -----------------------------------------------
                            Its:
                                ------------------------------------------------

                                  EXHIBIT A

                        DEFINED TERMS; INTERPRETATION


     DEFINED TERMS. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, the terms defined below have the meanings assigned to them below.

     ADDITIONAL CHARGES:  As defined in Section 3.4.

     ADDITIONAL RENT:  As defined in Basic Lease Provisions.

     ADJUSTED EBITDA: Subject to the adjustments hereinafter described, the net income from the Leased Property for the period at issue, as determined in accordance with generally accepted accounting principles consistently applied, excluding gains (or losses) from debt restructuring and sales of property and other ordinary items (other than sales of items of inventory), and without any reductions for (i) depreciation or amortization, (ii) interest expense, (iii) federal, state or local income taxes, or (iv) non-property specific entity-level overhead and administrative expenses. Notwithstanding the foregoing, it is understood that, in computing net income, (i) Rooms Revenue,
(ii) Golf Course Revenue, and (iii) FB&M Revenue shall be included as part of total revenue. Further, it is understood that, in computing net income, (a) Leased Property operating expenses (including maintenance and repair expenses, real estate taxes and/or insurance expenses), and (b) management fees in an amount equal to two percent (2%) of the Gross Revenues, shall be treated as an expense. Neither Capital Expenditures nor payments into the Capital Expenditure Reserves Account shall be included in calculating Adjusted EBITDA. For any period that Tenant is unable to operate all of the revenue generating sources at the Leased Property due to damage or destruction, renovation or Unavoidable Delays, for purposes of determining Adjusted EBITDA for the period or periods affected thereby, the revenues and expenses attributable to the affected portions of the Leased Property shall be deemed to be equal to the revenues and expenses attributable to such affected portions of the Leased Property during the same period of the last preceding calendar year for which such portion of the Leased Property was unaffected by damage or destruction, renovation or Unavoidable Delays for the entire period in question. Attached as Schedule 1 to this Exhibit A is an example of the calculation of Adjusted EBITDA for purposes of this Lease.

     AFFILIATE: As applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

     ANNUAL BASE RENT:  As defined in the Basic Lease Provisions.

     APPLICABLE PERCENTAGE:  As defined in the Basic Lease Provisions.

     AWARD: Means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

     BASELINE FB&M REVENUE:  As defined in the Basic Lease Provisions.

     BASELINE GOLF COURSE REVENUE:  As defined in the Basic Lease Provisions.

     BASELINE ROOMS REVENUE:  As defined in the Basic Lease Provisions.

     BASELINE YEAR:  Means calendar year 199__.

     BASE RENT: Means the proportion of the Annual Base Rent payable with respect to each respective calendar month as described in Exhibit F attached hereto.

     BASE RENT ESCALATION:  As defined in the Basic Lease Provisions.

     BASIC LEASE PROVISIONS: The provisions so labelled starting on page (1) of this Lease.

     BUSINESS DAY: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of Chicago, are authorized, or obligated, by law or executive order, to close.

     CAPITAL EXPENDITURES: Means all expenditures for capital investment items at the Leased Property and other items and matters, to the extent such expenditures are to be "capitalized" under general accepted accounting principles.

     CHANGE OF CONTROL:  As defined in Section 24.2.

     CODE:  The Internal Revenue Code of 1986, as amended.

     COMMENCEMENT DATE:  As defined in the Basic Lease Provisions.

     CONDEMNATION: Means (a) the exercise of any governmental power or eminent domain, whether by legal proceedings or otherwise, by a Condemnor, and (b) a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

     CONDEMNATION THRESHOLD: Means, as of any given date, an amount determined by dividing (i) the aggregate Base Rent and Additional Rent under this Lease for the most recent 12 full calendar months by (ii) the average dividend yield for such 12 month period on the common stock then issued and outstanding of Landlord's general partner.

     CONDEMNOR: Means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

     CONSUMER PRICE INDEX: Means the Consumer Price Index for Urban Wage Earners and Clerical Workers, all items, Chicago-Gary-Lake County (IL-IN-WI) (1982-1984 equals 100) of the United States Department of Labor, Bureau of Labor Statistics. If the Consumer Price Index is no longer published or issued, Landlord and Tenant shall mutually agree on a substitute index for measurement of changes in the cost of living.

     CONTROL: Means (including, with correlative meanings, the terms "controlling" and "controlled by"), as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     DATE OF TAKING: Means the date the Condemnor has the right to possession of the property being condemned.

     ENVIRONMENTAL LAW: Means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment as in effect on the Commencement Date or as thereafter amended, including but not limited to those pertaining to reporting, licensing, permitting, investigation, removal and remediation of emissions, discharges, releases or threatened releases of "Hazardous Materials," substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of substances, pollutants, contaminants or hazardous or toxic substances, materials, or wastes, whether solid, liquid or gaseous in nature, including: (x) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section Section 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section Section 300f et seq.), the Toxic Substances Control Act (15 U.S.C. Section Section 2601 et seq.), the Endangered Species Act (16 U.S.C. Section Section 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section Section 11001 et seq.), and (y) analogous state and local provisions.

     EVENT OF DEFAULT:  As defined in Section 16.1.

     EXISTING SUBTENANT PREMISES: Those portions of the Leased Property which are currently subject to leases/subleases with each of American Gifts, Inc., Fun in the Sun, CPS Hotel Management Services (Shelly's Hair Room) and Kaliedoscope of Floral Design, Inc., as tenant/subtenant, on the date of this Lease and which may in the future be subject to leases/subleases, concessions, licenses or similar arrangements with other parties.

     EXTENDED TERMS:  As defined in the Basic Lease Provisions.

     FACILITY:  As defined in the Basic Lease Provisions.

     FACILITY MORTGAGEE: Means the holder or beneficiary of a Facility Mortgage, if any, and only to the extent Landlord gives Tenant notice of the identity and address of such holders or beneficiary.

     FB&M REVENUE: The amount by which Gross Revenue exceeds the sum of Room Revenue, Golf Course Revenue and five percent (5%) of Gross Revenue.

     FISCAL QUARTER: The three-month periods (or applicable portions thereof) in any Fiscal Year from January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31.

     FISCAL YEAR:  As defined in the Basic Lease Provisions.

     FIXED CHARGE COVERAGE RATIO: Means, for any period, the ratio of (A) the sum of, without duplication (i) consolidated net income of Tenant excluding any gains or losses in respect of dispositions plus (ii) provision for taxes plus
(iii) consolidated interest expense (including non-cash interest payments or accruals and the interest component, if any, of lease obligations of Tenant and its subsidiaries) plus (iv) all lease and rent obligations (including percentage rent obligations) of Tenant and its subsidiaries plus (iv) other non-cash charges deducted from consolidated revenues in determining net income for such period including depreciation and amortization (including amortization of intangibles), over (B) the sum of (i) consolidated interest expenses of Tenant and its subsidiaries for such period plus (ii) all lease and rent obligations (excluding percentage rent obligations) of Tenant and its subsidiaries for such period.

     FIXTURES: Means all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to, or incorporated into, the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigeration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant's Personal Property and any Tenant Improvements.

     FULL REPLACEMENT COST: Means the actual replacement cost thereof from time to time including increased cost of construction endorsement, less exclusions provided in the normal fire insurance policy.

     GOLF COURSE REVENUE: Means all revenues received (whether by Tenant or any subtenants, concessionaires, licensees or other party) from or by reason of the operation of the golf course portion of the Facility, including revenues from greens fees, fees to reserve a tee time, golf-related guest fees or golf cart rentals, and surcharges, fees or other charges paid to Tenant relating to golf tournaments or other group outings or group activities at the Leased Property (unless the terms under which Tenant is paid by such sponsor do not comply with Section 24.5, in which event the gross revenues received by such sponsor for the tournament shall be included in Golf Course Revenue); provided, however, that Golf Course Revenue shall not include:

           (a) Rooms Revenue or Other Items Revenue;

           (b) Cash refunds or credits allowed on returns by customers;

           (c) The amount of any city, county, state or federal sales or excise tax on sales, which is both added to the selling price and paid to the taxing authority by Tenant.

           (d) The actual uncollectible amount of any check or bank draft received by Tenant as payment for services and returned to Tenant from a customer's bank as being uncollectible, but only after Tenant has made reasonable efforts to collect on the check;

           (e) The actual uncollectible amount of any charge or credit account incurred by Tenant for the sale of services; provided, however, that the credit was extended to the customer by Tenant, and that reasonable efforts to collect said account have been made;

           (f) The actual uncollectible amount of any sale of services for which Tenant accepted a credit card; provided, however, that Tenant has made reasonable efforts to collect the debt after being notified by the issuing bank of the invalidity or uncollectability of the charge;

           (g) Interest or other charges paid by customers for extension of credit;

           (h) [Intentionally Omitted]

           (i) Revenue or proceeds from sales or trade-in of machinery, vehicles, trade fixtures or personal property used in connection with Tenant's operation of the Leased Property;

           (j) All revenue received by the tenant/subtenant of the Existing Subtenant Premises;

           (k) Revenue, if any, from receipts in the form of refunds from or the value of merchandise, supplies or equipment returned to shippers, suppliers or manufacturers;

           (l) Revenue, if any, from the amount of any cash or quantity discounts received from sellers, suppliers or manufacturers;

           (m) The amount of any gratuities paid or given by customers to or for employees of Tenant;

           (n) Receipts from the sales of uniforms or clothing required to be worn by employees;

           (o) Revenues from charging employees for meals served or provided to employees of Tenant;

           (p) Receipts from the sale of waste or scrap materials resulting from Tenant's operations;

           (q) Revenue received from any subtenant, concessionaire or licensee, to the extent the gross revenue received by such subtenant, concessionaire or licensee is otherwise included in the definition of Rooms Revenue or Gross Revenue;

           (r) Judgments and awards and insurance and condemnation proceeds;
      and

           (s) Allowances expressly permitted under the Uniform System of Accounts for the Lodging Industry.

      GROSS REVENUE OR REVENUES: Means all revenues received (whether by Tenant or any subtenants, concessionnaires, licensees or other party) from or by reason of the operation of the Leased Property, including, without limitation,
(i) Rooms Revenue, (ii) Golf Course Revenue, and (iii) each of the following items (herein called "OTHER ITEMS REVENUE"): (1) all revenue generated from the operation of all restaurants, lounges, bars, snack bars, banquet facilities and other food and beverage activities located on or at the Facility, including room service, (2) all revenue generated from the sale of all merchandise, food and beverages sold on the Leased Property, (3) meeting room rental, (4) audio/visual commissions, (5) banquet service charges received by Tenant, (6) banquet sundry revenue, (7) shop rentals; (8) guest laundry/valet, (9) movies,
(10) fax charges, (11) marketing fees, (12) cancellation fees, (13) vending machine revenue, (14) health club membership fees, pool fees, masseuse commissions, miniature golf fees and other charges for, and revenue from, the use of the other amenities on the Leased Property (i.e., tennis courts, bowling lanes, etc.), (15) telephone charges (including local and long distance), and (16) miscellaneous taxable and non-taxable items; provided, however, that Gross Revenue shall not include the following:

           (a) Cash refunds or credits allowed on returns by customers;

           (b) The amount of any city, county, state or federal sales or excise tax on sales, which is both added to the selling price and paid to the taxing authority by Tenant.

           (c) The actual uncollectible amount of any check or bank draft received by Tenant as payment for goods or services and returned to Tenant from a customer's bank as being uncollectible, but only after Tenant has made reasonable efforts to collect on the check;

           (d) The actual uncollectible amount of any charge or credit account incurred by Tenant for the sale of merchandise or services; provided, however, that the credit was extended to the customer by Tenant, and that reasonable efforts to collect said account have been made;

           (e) The actual uncollectible amount of any sale of merchandise or services for which Tenant accepted a credit card; provided, however, that Tenant has made reasonable efforts to collect the debt after being notified by the issuing bank of the invalidity or uncollectability of the charge;

           (f) Interest or other charges paid by customers for extension of credit;

           (g) All revenue received by the tenant/subtenant of the Existing Subtenant Premises (so long as all rental paid by said tenant/subtenant is included in Gross Revenue);

           (h) Revenue or proceeds from sales or trade-in of machinery, vehicles, trade fixtures or personal property used in connection with Tenant's operation of the Leased Property;

           (i) The value of any merchandise, supplies or equipment exchanged or transferred from or to other locations or businesses of Tenant where such exchange or transfer is not made for the purpose of avoiding a sale which would otherwise be made from or at the Leased Property;

           (j) Revenue, if any, from receipts in the form of refunds from or the value of merchandise, supplies or equipment returned to shippers, suppliers or manufacturers;

           (k) Revenue, if any, from the amount of any cash or quantity discounts received from sellers, suppliers or manufacturers;

           (l) The amount of any gratuities paid or given by customers to or for employees of Tenant;

           (m) Receipts from the sales of uniforms or clothing required to be worn by employees;

           (n) Revenues from charging employees for meals served or provided to employees of Tenant;

           (o) Receipts from the sale of waste or scrap materials resulting from Tenant's operations;

           (p) Revenue received from any subtenant, concessionaire or licensee, to the extent the gross revenue received by such subtenant, concessionaire or licensee is otherwise included in the definition of Rooms Revenue or Golf Course Revenue;

           (q) Judgments and awards and insurance and condemnation proceeds;
      and

           (r) Allowances expressly permitted under the Uniform System of Accounts for the Lodging Industry.


      HAZARDOUS MATERIAL:  Means any chemical substance:

           (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action or policy, administrative request or civil complaint under any of the foregoing or under common law;

           (ii) which is defined as a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation or ordinance or amendments thereto as in effect as of the Commencement Date, or as thereafter amended, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section Section 6901 et seq.);

           (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and as of the Commencement Date, or as thereafter amended, is regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, or any state or any political subdivision thereof having or asserting jurisdiction over the Leased Property;

           (iv) the presence of which on any of the Leased Property causes a nuisance upon such Leased Property or to adjacent properties or poses a hazard to the health or safety of persons on or about any of the Leased Property;

           (v) which, except as contained in building materials, contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or friable asbestos or friable asbestos-containing materials or urea formaldehyde foam insulation; or

           (vi) radon gas.

      IMPARTIAL APPRAISER:  As defined in Section 13.2.

      IMPOSITIONS:  Means collectively:

           (a) all taxes (including all real and personal property, ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes);

           (b) assessments and levies (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term);

           (c) excises;

           (d) fees (including license, permit, inspection, authorization and similar fees); and

           (e) all other governmental charges;

in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time during or in respect of the term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord's interest in the Leased Property; (ii) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein; or (iii) any operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, that Impositions shall not include:

           (aa) any tax based on net income (whether denominated as an income, franchise, capital stock or other tax) imposed on Landlord or any other Person other than Tenant;

           (bb) any transfer, or net revenue tax of Landlord or any other Person other than Tenant;

           (cc) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Leased Property or the proceeds thereof; or

           (dd) any tax imposed with respect to any principal or interest on any indebtedness on the Leased Property.

      IMPOUND CHARGES:  As defined in Article 22.

      IMPOUND PAYMENT:  As defined in Article 22.

      INITIAL BASE RENT:  As defined in the Basic Lease Provisions.

      INITIAL TERM:  As defined in the Basic Lease Provisions.

      INSURANCE REQUIREMENTS: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

      LAND:  As defined in Article 1.

      LANDLORD:  As defined in the preamble.

      LANDLORD'S ENCUMBRANCE:  As defined in Section 26.1.

      LANDLORD'S PERSONAL PROPERTY:  As defined in Article 1.

      LEASE:  As defined in the preamble.

      LEASED IMPROVEMENTS:  As defined in Article 1.

      LEASED PROPERTY:  As defined in Article 1.

      LEGAL REQUIREMENTS: All federal, state, county, municipal and other governmental statutes, laws (including the Americans with Disabilities Act and any Environmental Laws), rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property; (ii) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant and which are not otherwise permitted under the Lease), at any time in force affecting the Leased Property; or (iii) require the cleanup or other treatment of any Hazardous Material.

     LETTER OF CREDIT:  Means a letter of credit satisfying the requirements of
Section 21.3.

     OFFICER'S CERTIFICATE: A certificate of Tenant signed by a duly authorized representative of Tenant.

     OVERDUE RATE: On any date, a rate equal to 3% above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

     PERSON: Means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, Indian tribes or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

     PRIMARY INTENDED USE: Means the operation of a resort, golf course and convention/banquet complex (including restaurant, lounges, and clubhouse facilities), consisting of the Facility, and other activities customarily associated with or incidental to the operation of a resort, golf course and convention/banquet complex, including operation of a gift/merchandise store, operation of restaurants and lounges, including liquor sales, sale or rental of golf-related merchandise at a golf professional's shop, furnishing of lessons by a golf professional and operation of a driving range.

     PRIME RATE: On any date, a rate equal to the annual rate on such date announced by Citibank, N.A. to be its prime rate or base rate for ninety (90) day unsecured loans to its corporate borrowers of the highest credit standing (or, if Citibank, N.A. no longer announces such prime rate or base rate, then the prime or base rate announced by such other financial institution as selected by Landlord) but in no event greater than the maximum rate then permitted under applicable law.

     QUARTERLY BASE RENT : Means, with respect to any Fiscal Quarter, one-fourth of the Annual Base Rent for the Fiscal Year in which such Fiscal Quarter falls.

     REGISTERED OFFERING:  As defined in Section 24.2.

     RELATED RIGHTS:  As defined in Article 1.

     RENT: Collectively, the Annual Base Rent, Additional Rent and Additional Charges.

     RENT COVERAGE RATIO: Means, for any period, the ratio of (a) Adjusted EBITDA for such period to (b) all rental obligations of Tenant (excluding percentage rent obligations) under this Lease for such period.

     REQUIRED SECURITY DEPOSIT AMOUNT: Means, (A) the amount of $6,167,400.00 for the period commencing on the Commencement Date and continuing through the end of the first (1st) full Fiscal Quarter occurring during the Term, and (B) thereafter, the following applicable amounts, determined as of the last day of each subsequent Fiscal Quarter during the Term: (a) the amount of $6,167,400.00, in the event that the Rent Coverage Ratio for the twelve (12) month period ending as of such date of determination is less than 1.2:1; (b) the amount of $3,083,700.00, in the event that the Rent Coverage Ratio for the twelve (12) month period ending as of such date of determination is equal to or greater than 1.2:1, but less than 1.3:1; and (c) zero amount, in the event that the Rent Coverage Ratio for the twelve (12) month period ending as of such date of determination is equal to or greater than 1.3:1.

     ROOM OR ROOMS REVENUE: Means all revenues received (whether by Tenant or any subtenants, concessionaires, licensees, or other party) from or by reason of the leasing or renting of hotel rooms in the resort portion of the Facility, including all revenue attributable to any packages which include a stay in one of the hotel rooms; provided, however, that Rooms Revenue shall not include:

           (a) Golf Course Revenue or Other Items Revenue;

           (b) Cash refunds or credits allowed on returns by customers;

           (c) The amount of any city, county, state or federal sales or excise tax on sales, which is both added to the selling price and paid to the taxing authority by Tenant.

           (d) The actual uncollectible amount of any check or bank draft received by Tenant as payment for services or room usage and returned to Tenant from a customer's bank as being uncollectible, but only after Tenant has made reasonable efforts to collect on the check;

           (e) The actual uncollectible amount of any charge or credit account incurred by Tenant for the sale of services or rooms usage; provided, however, that the credit was extended to the customer by Tenant, and that reasonable efforts to collect said account have been made;

           (f) The actual uncollectible amount of any sale of services or charge for room usage for which Tenant accepted a credit card; provided, however, that Tenant has made reasonable efforts to collect the debt after being notified by the issuing bank of the invalidity or uncollectability of the charge;

           (g) Interest or other charges paid by customers for extension of credit;

           (h) [Intentionally Omitted]

           (i) Revenue or proceeds from sales or trade-in of machinery, vehicles, trade fixtures or personal property used in connection with Tenant's operation of the Leased Property;

           (j) All revenue received by the tenant/subtenant of the Existing Subtenant Premises;

           (k) Revenue, if any, from receipts in the form of refunds from or the value of merchandise, supplies or equipment returned to shippers, suppliers or manufacturers;

           (l) Revenue, if any, from the amount of any cash or quantity discounts received from sellers, suppliers or manufacturers;

           (m) The amount of any gratuities paid or given by customers to or for employees of Tenant;

           (n) Receipts from the sales of uniforms or clothing required to be worn by employees;

           (o) Revenues from charging employees for meals served or provided to employees of Tenant;

           (p) Receipts from the sale of waste or scrap materials resulting from Tenant's operations;

           (q) Revenue received from any subtenant, concessionaire or licensee, to the extent the gross revenue received by such subtenant, concessionaire or licensee is otherwise included in the definition of Golf Course Revenue or Gross Revenue;

           (r) Judgments and awards and insurance and condemnation proceeds;
      and

           (s) Allowances expressly permitted under the Uniform System of Accounts for the Lodging Industry.


      STATE:  The State or Commonwealth in which the Leased Property is located.

      TANGIBLE NET WORTH: Means the total book value of the assets of Tenant (excluding goodwill, patents, trademarks, trade names, and organizational expense) less all liabilities.

      TENANT:  As defined in the preamble.

      TENANT IMPROVEMENT:  As defined in Section 10.1.

     TENANT'S PERSONAL PROPERTY: All machinery, equipment, furniture, furnishings, movable walls or partitions, phone system, computers or trade fixtures or other personal property, and consumable inventory and supplies, owned by Tenant and used or useful in Tenant's business on the Leased Property, including all items of furniture, furnishings, equipment, supplies and inventory, kitchen fixtures, bar equipment, flatware, lawn mowers and other gardening tools, tractors and other motorized vehicles and golf carts.

     TERM: Collectively, the Initial Term and any Extended Terms, as the context may require, unless earlier terminated pursuant to the provisions hereof.

     TRADE NAMES AND TRADEMARKS. All of Landlord's rights in and to the trade names and trademarks currently used in connection with the operation of the Facility, and any and all derivatives and forms thereof, together with all other service marks and logos, whether or not registered; specifically excluding, however, the trade names and trademarks relating to the name "Montclair Chop House".

     UNAVOIDABLE DELAYS: Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party, under this Lease.

     UNSUITABLE FOR ITS PRIMARY INTENDED USE. A state or condition of the Facility such that in the good faith judgment of Tenant, reasonably exercised, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use.

     WARRANTIES. All guarantees and warranties in effect as of the Commencement Date with respect to the Leased Property or any portion thereof, including, without limitation, all guarantees and warranties of contractors, materialmen, manufacturers, mechanics or suppliers who have been engaged prior to the date of this Lease to furnish labor, materials, equipment or supplies to all or any portion of the Leased Property.

     INTERPRETATION. The foregoing defined terms include the plural as well as the singular. "Including" and variants thereof shall be deemed to mean "including without limitation." All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable and in accordance with the Uniform System of Accounts for the Lodging Industry. All references in this Lease to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

                                  EXHIBIT C

                           [INTENTIONALLY OMITTED]

                                  EXHIBIT D

                             OPERATING STANDARDS


     I. HOTEL OPERATING STANDARDS. The resort and convention/banquet facilities portion of the Leased Property shall be operated in a manner consistent with (i) the condition thereof as of the Commencement Date and the condition and level of operation of projects of comparable class and standing to the Leased Property; (ii) then current market conditions regarding rental rates and lease terms and conditions with respect to projects of comparable class and standing to the Leased Property, and (iii) then current prudent business and management practices applicable to the leasing, operation, repair, maintenance and management of a project comparable in size, character and location to the Leased Property, including those concerning compliance with applicable Legal Requirements.

     II.    GOLF COURSE OPERATING STANDARDS.

            A.   Greens, Practice Putting Greens & Nurseries.

                 1. Mowing - At least five days per week at a height between
            3/16" - 5/16" during the growing season; as needed during the off season.

                 2. Change cup locations on all greens and practice putting greens daily during the active season and at least three times weekly in the off-season. Cup location on all greens will be moved at least twenty feet from the previous placement. Since the course is closed from November 15 to March 15 (approximately), there will be no cup changing during that time period.

                 3. Repair ball marks, divots, or any other damaged turf areas on all greens and practice greens daily.

                 4. Aerify all greens, practice putting greens and nurseries at least two times per year during the growing season. Aerify problem areas as often as necessary to produce superior turf quality.

                 5. Topdress all greens, practice putting greens and nurseries;

                    a. After any aerification performed with 1/2" or larger tines;

                    b.  As needed to maintain a smooth putting surface.

                    c. Topdressing will be sand or a mix similar to that used
            to construct the greens.

                 6. Light vertical mowing of all greens, practice putting
            greens and nurseries shall be performed as appropriate to smooth and true the putting surfaces. Heavy dethatching shall be performed only prior to any winter overseeding.

                 7. Spiking of all greens and practice greens shall be
            performed as needed between aerifications to maintain water infiltration.

                 8. Fertilization - All greens, practice greens, and nurseries shall be fertilized with nitrogen, phosphorous, potash, and other elements as needed to maintain color, growth, health and turgidity of the turf, without allowing excessive or succulent growth.

                 The goal of the greens fertilization program is to provide the best possible putting surface, not to produce the maximum amount of growth.

                 9. Fungicides - All greens, practice greens and nurseries
            shall receive appropriate fungicide applications to prevent and/or control fungal disease activity.

                 10. Weed Control - All greens, practice greens and nurseries shall be maintained free of undesirable grasses and weeds. Pre-emergent herbicides shall be used as necessary to prevent intrusion into the greens of weeds difficult to eradicate such as goosegrass, crabgrass, etc.

                 11. Insecticides - All greens, practice greens and nurseries shall be treated as necessary to prevent or halt insect damage.


            B.   Tees - All Areas Used for Tee Surface.

                 1. Mowing - All tees shall be mowed at a height between 3/8" -
            5/8" three times per week during growing season and as necessary during off-season.

                 2. Topdressing - All worn areas on tees shall be topdressed at least weekly to fill divots and level tee surface. Topdressing material shall contain seed of annual or perennial ryegrasses, or other species as appropriate.

                 3. [Intentionally Omitted]

                 4. Set up - Tee markers and all tee equipment shall be moved daily for proper play and control of turf wear.

                 5. Weed Control - Tees shall be kept weed free to an extent of at least ninety percent (90%) of the area by the proper and timely application of pre- and/or post-emergent herbicides.

                 6. [Intentionally Omitted]

                 7. Aerification - All tees shall be aerified at least every two months from March through October and as necessary during the remainder of the year.

                 8. Fertilization - All tees shall be fertilized with nitrogen, phosphorous, potash, and other elements as needed to maintain color, growth, health and turgidity of the turf, without showing excessive or succulent growth.


            C. Fairways - All Areas of Play Except Greens, Tees, Roughs and Natural Growth Areas.

                 1. Mowing - All fairways shall be mowed at least three times per week at a height between 1/2" - 7/8" during the growing season and as needed for the balance of the year.

                 2. Aerification - All fairways shall be aerified a minimum of two times per year during the growing season. Aerification holes shall not exceed a spacing of eight inches on center or be of a diameter of less than 1/2".

                 3. Fertilization - All fairways shall be fertilized with
            nitrogen, phosphorous, potash, or other elements as needed to maintain color, growth, health and turgidity of the turf, without allowing excessive or succulent growth.

                 4. [Intentionally Omitted]

                 5. Weed control - Fairways shall be kept weed free to an
            extent of at least ninety percent (90%) of the area by the proper and timely application of pre- and/or post-emergent herbicides.

            D. Roughs. All turfed areas of play except greens, tees, fairways and natural growth areas.

                 1. Mowing - All roughs shall be mowed weekly during the
            growing season and as necessary during the balance of the year.

          2.   Aerification -

               a. [Intentionally Omitted]

               b. Within wooded play areas - as necessary to establish and/or maintain turf.

               c. Fertilization - Roughs shall be fertilized as necessary to maintain turf.

               d. Weed Control - Shall be performed as necessary to prevent seed formation and to allow proper play.

     E. Natural Growth Areas. All areas in which native or introduced vegetation is allowed to survive without routine mowing, cultivating, irrigation or other routine maintenance procedures. May be out of play areas, steep slopes, barriers, windbreaks, nature trails, etc. Such areas are to be maintained free of excessive trash, noxious weeds and vertebrate pests, and in such manner as to comply fully with fire department regulations or other such regulations as may apply. Such natural growth areas may be improved and may from time to time be subjected to irrigation, cultivation, pruning, or other such practices as may be necessary or desirable to establish or maintain them.

     F. Planters - All Areas Planted with Ornamental Plants, Not Intended for Golf Play and Having a Definable Border.

          1. Clean-up - All planters shall be maintained free of trash and debris.

          2. Weed Control - All planters shall be maintained free of weeds by mechanical and/or chemical means.

          3. Trimming - The plant material (trees, shrubbery and ground covers) in planters shall be trimmed for protection from wind, insect damage, and for appearance.

     G.   Trees - All Trees Within the Property Lines of the Golf Course.

          1. Stakes - Trees shall be staked as necessary until of sufficient size to stand unassisted. Stakes shall be removed as soon as possible.

          2. Pruning - All trees shall be properly pruned for protection from wind and pests as well as for appearance and safety.

         3. Irrigation - All trees shall be irrigated to provide adequate moisture for normal growth.

         4. Mowing - Large area mowers shall not be used within one foot of the trunk of any tree.

         5. Removal and Replacement - When appropriate, all dead trees, for whatever cause, shall be removed. Any necessary replacement shall be with a tree of appropriate type and size.

     H.  Irrigation - All Equipment Required to Irrigate all Areas of the
Property.

         1. Repair or replace all heads, valves, controllers, wiring, and pipe as needed to maintain the proper operation of the entire golf course irrigation system (including greens, tees, fairways, planters, flower beds, etc.) on an on-going basis

         2. The golf course shall be irrigated as necessary to support the proper growth of golf turf and associated landscaping.

     I. Fences - All Fences and Walls, Block, Chain Link, or Barbed Wire, etc. on or Within Boundaries of the Property.

         1. Repair all broken or damaged fencing as necessary.

         2. Repair or replace as necessary all fences, gates and locking devices needed for the protection of the golf course or equipment.

     J. Clubhouse and Structures - All Structures Within the Boundaries of the Golf Course.

         1. Course Restrooms - All course restrooms shall be maintained daily to provide clean and sanitary facilities for the users and employees of the course. Soap, towels, toilet paper, etc. shall be provided in adequate quantity at all times. Portable facilities shall be maintained similarly.

         2. All buildings and structures shall be maintained in good repair at all times. Surrounding areas shall be maintained free of weeds, brush, disorganized junk or broken-down equipment, trash piles, etc. Interior areas shall be clean and neatly organized, safe and sanitary for customers and employees. Painting, rodent and insect control, and landscaping shall be performed as necessary. "Housekeeping" duties shall be assigned to all maintenance crew members and shall be performed daily.

          3. Cart Paths - Maintain all cart paths in a safe and clean condition and repair promptly as needed.

          4. The golf course superintendent is responsible for all facilities and structures maintenance not within the clubhouse area proper.

     K. Edging. All sidewalks, patios and concrete cart paths must be kept edged. Edging around valve boxes, meter boxes, backflow preventers, etc. shall be done as needed to insure that there is no obstruction of play or maintenance from growth around these items.

     L. Sand Traps. All sand traps shall be edged as necessary to maintain an appropriate lip, raked daily and filled with fresh sand as needed to maintain a minimum 1 1/2" depth on slopes and 4" in the bottom. Replacement sand will be of a dust-free type, suitable for trap use.

     M. Landscaped Areas. The various planting areas throughout the course shall be cultivated and weeded on a regular basis.

     N. Trash and Refuse. Shall be collected daily and removed from the property in a safe, sanitary and lawful manner as necessary to minimize or eliminate problems from refuse odors, insects, etc. Approved trash receptacles shall be conveniently stationed on tees and other appropriate areas and emptied daily.

     O. Vertebrate Pest Control. Shall be routinely performed throughout the property on an on-going basis, in such a manner that vertebrate pest populations are steadily reduced and eventually eliminated.

     P. Aquatic. All lakes, ponds and streams shall be maintained in a safe and sanitary manner and in good appearance.

     Q. Soil and Water. Analysis will be performed yearly by an approved professional laboratory.

                                  EXHIBIT E

                           [INTENTIONALLY OMITTED]

                                  EXHIBIT F

                          ANNUAL BASE RENT SCHEDULE


         MONTH                                  PROPORTION
         -----                                  ----------
         January                                 1.62%
         February                                1.62%
         March                                   2.43%
         April                                   9.74%
         May                                    11.80%
         June                                   11.80%
         July                                   11.80%
         August                                 11.80%
         September                              11.80%
         October                                11.80%
         November                                8.11%
         December                                5.68%

                                  EXHIBIT G

                        BASELINE YEAR REVENUE SCHEDULE




========================================================================================================
PERIOD DURING BASELINE         BASELINE ROOMS REVENUE         BASELINE GOLF COURSE       BASELINE FB&M
YEAR                                                          REVENUE                    REVENUE
--------------------------------------------------------------------------------------------------------
January 1 through March
31                             $1,763,763.00                  $28,139.00                 $1,688,204.00
--------------------------------------------------------------------------------------------------------
April 1 through June 30        $3,490,539.00                  $1,420,589.00              $4,002,768.00
--------------------------------------------------------------------------------------------------------
July 1 through September
30                             $3,795,094.00                  $2,177,206.00              $4,850,686.00
--------------------------------------------------------------------------------------------------------
October 1 through
December 31                    $2,724,936.00                  $206,601.00                $3,025,171.00
========================================================================================================























                                      G-1